Exhibit 10.1

OFFICE LEASE

120 NORTH LASALLE STREET

CHICAGO, ILLINOIS

WITH

LKQ CORPORATION

SUITE 3300

DATED AS OF FEBRUARY 18, 2004

i

ii

OFFICE LEASE

THIS OFFICE LEASE (“Lease”) is made as of the 18th day of February, 2004, by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation (“Landlord”), and LKQ CORPORATION, a Delaware corporation (“Tenant”).

WITNESSETH:

ARTICLE 1:         BASIC PROVISIONS

This Article contains the basic lease provisions between Landlord and Tenant.

A. Building:

120 North LaSalle Street, Chicago, Illinois.

B. Premises:

Suite 3300 in the Building as outlined or cross-hatched on Exhibit A hereto.

C. Commencement Date:

August 1, 2004.

D. Expiration Date:

July 31, 2014, subject to Article 36.

E. Rentable Area:

The rentable area of the Premises shall be deemed 13,650 square feet, and the rentable area of the Property (as defined in Article 32) shall be deemed 381,427 square feet, for purposes of this Lease, subject to Article 32.

F. Tenant’s Share:

3.579%, subject to Articles 4 and 32.

G. Base Rent:

Base Rent shall be paid pursuant to the following schedule and as further described in Article 4:

Period	Annual Base Rent	Monthly Base Rent	Per/RSF
8/1/04-7/31/05	$177,450.00	$14,787.50	$13.00
8/1/05-7/31/06	$184,275.00	$15,356.25	$13.50
8/1/06-7/31/07	$191,100.00	$15,925.00	$14.00
8/1/07-7/31/08	$197,925.00	$16,493.75	$14.50
8/1/08-7/31/09	$204,750.00	$17,062.50	$15.00
8/1/09-7/31/10	$232,050.00	$19,337.50	$17.00
8/1/10-7/31/11	$238,875.00	$19,906.25	$17.50
8/1/11-7/31/12	$245,700.00	$20,475.00	$18.00
8/1/12-7/31/13	$252,525.00	$21,043.75	$18.50
8/1/13-7/31/14	$259,350.00	$21,612.50	$19.00

H. Additional Rent:

Tenant shall pay Tenant’s Share of Taxes and Expenses as further described in Article 4.

I. Permitted Use:

Executive and administrative offices, subject to Article 7.

J. [intentionally omitted]

K. Broker:

Collectively, CB Richard Ellis and Lincoln Property Company, each of which shall be paid by Landlord, subject to Article 26.

L. [intentionally omitted]

M. Riders/Exhibits:

This Lease includes and incorporates by this reference:

Exhibit A:	Premises
Exhibit B:	HVAC Specifications
Exhibit C:	Janitorial Specifications
Rider One:	Rules

N. Landlord’s Notice Address (subject to Article 25):

The Prudential Insurance Company of America
Two Prudential Plaza
180 North Stetson Street
Suite 3275
Chicago, Illinois 60601
Attn: Elliot Faulkner

O. Tenant’s Notice Address (subject to Article 25):

120 North LaSalle Street, Suite 3300
Chicago, Illinois 60602
Attn: General Counsel

with a copy to:

Bell Boyd & Lloyd LLC
70 W. Madison Street, Suite 3300
Chicago, Illinois 60602
Attn: Andrew Andreasik

The foregoing provisions shall be interpreted and applied in accordance with the other provisions of this Lease.  The terms of this Article, and the terms defined in Article 32 and other Articles, shall have the meanings specified therefor when used as capitalized terms in other provisions of this Lease or related documentation (except as expressly provided to the contrary therein).

ARTICLE 2:         PREMISES AND CONDITION

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises subject to the provisions herein contained.  Tenant has inspected the Premises (and portions of the Property, Systems and Equipment providing access to or serving the Premises) or has had an opportunity to do so, and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except to the extent expressly provided in this Lease.

ARTICLE 3:         TERM AND COMMENCEMENT

A.            Term and Confirmation.  The term (“Term”) of this Lease shall commence on the Commencement Date and end on the Expiration Date, unless sooner terminated as provided herein.

B.            [intentionally omitted]

C.            [intentionally omitted]

ARTICLE 4:         BASE RENT AND ADDITIONAL RENT

A.            Base Rent.  Tenant shall pay Landlord the monthly Base Rent set forth in Article 1 in advance on or before the first day of each calendar month during the Term.

B.            Taxes and Expenses.  Tenant shall pay Landlord Tenant’s Share of Taxes and Expenses for each full or partial calendar year during the Term in the manner described below.  The foregoing capitalized terms shall have the meanings specified therefor in Articles 1 and 32.

C.            Payments.  Tenant shall pay such amounts as follows:

(i)            Landlord may reasonably estimate in advance the amounts Tenant shall owe for Taxes and Expenses for any full or partial calendar year of the Term.  In such event, Tenant shall pay such estimated amounts, on a monthly basis, on or before the first day of each calendar month, together with Tenant’s payment of Base Rent.  Such estimate may be reasonably adjusted from time to time by Landlord, including adjustments to reflect the final Tax bills each year.

(ii)           Within 120 days after the end of each calendar year, or as soon thereafter as practicable, Landlord shall provide a statement (the “Statement”) to Tenant showing: (a) the amount of actual Taxes and Expenses for such calendar year, (b) any amount paid by Tenant towards Taxes and Expenses during such calendar year on an estimated basis, and (c) any revised estimate of Tenant’s obligations for Taxes and Expenses for the current calendar year.

(iii)          If the Statement shows that Tenant’s estimated payments were less than Tenant’s actual obligations for Taxes and Expenses for such year, Tenant shall pay the difference within ten (10) business days after Landlord sends the Statement.

(iv)          If the Statement shows an increase in Tenant’s estimated payments for the current calendar year, Tenant shall: (a) pay the difference between the new and former estimates for the period from January 1 of the current calendar year through the month in which the Statement is sent within ten (10) business days after Landlord sends the Statement, which amount shall be set forth in said Statement, and (b) thereafter pay the new estimated amount until Landlord further revises such estimated amount.

(v)           If the Statement shows that Tenant’s estimated payments exceeded Tenant’s actual obligations for Taxes and Expenses, Landlord shall credit the difference against payment(s) of Rent next due.  If the Term shall have expired and no further Rent shall be due, provided that there is no outstanding Rent due and payable by Tenant, Landlord shall provide a refund of such difference at the time Landlord sends the Statement.

(vi)          Landlord reserves the right to reasonably change, from time to time, the manner or timing of Tenant’s payments for Taxes and Expenses, provided that in no event shall such change result in a duplication of payment for any item(s) by Tenant.  In lieu of providing one Statement covering all such items, Landlord may provide separate statements, at the same or different times, including separate statements for Taxes after bills are received.

D.            Tax Years, Tax Refunds, Protest Costs, and Expense Adjustments For Prior Years.  Landlord shall include in Taxes each year hereunder: (i) in general, the amounts which Landlord shall pay or become obligated to pay in respect of such year (rather than amounts which are assessed or become a lien during such year), (ii) for personal property taxes, the amounts paid during such year, and (iii) for Taxes paid in installments over more than one year, the amounts paid each year, and any interest thereon.  Notwithstanding the foregoing, however, Landlord shall each year: (a) credit against Taxes any refunds received during such year, (b) include in Taxes any additional amount paid during such year involving an adjustment to Taxes for a prior year, whether due to error by the taxing authority, supplemental assessment, or other such reason, (c) include, in either Taxes or Expenses, any reasonable fees for attorneys, consultants and experts, and other reasonable costs paid during such year in attempting to protest, appeal or otherwise seek to reduce or minimize Taxes, whether or not successful, and (d) credit against Expenses the cost of any item previously included in Expenses, to the extent that Landlord receives reimbursement from insurance proceeds or a third party during such year (excluding tenant payments for Taxes and Expenses).

E.             Grossing Up and Tenant’s Share Adjustments.  If the Property is not fully occupied during all or a portion of any calendar year, Landlord may, in accordance with sound accounting and management practices, determine the amount of variable Expenses (i.e. those items which vary according to occupancy levels) that would have been paid had the Property been fully occupied, and the amount so determined shall be deemed to have been the amount of such Expenses for such year.  If Landlord is not furnishing any particular utility or service (the cost of which, if performed by Landlord, would be included in Expenses) to a tenant during any period, Landlord may for such period: (a) adjust Expenses to reflect the additional amount that would reasonably have been incurred during such period had Landlord furnished such utility or service to such tenant, or (b) exclude the rentable area of such tenant from the rentable area of the Property in computing Tenant’s Share of the component of Expenses for such utility or service.  If the Property shall contain non-office rentable areas during any period, Landlord may exclude such non-office rentable areas from the rentable area of the Property in computing Tenant’s Share for such period and, in such an event, Expenses for such non-office rentable areas shall likewise be excluded as more fully provided in Section 32(c)(1) below.

F.             Prorations.  If the Term commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, the Base Rent and any other amounts payable on a monthly basis shall be prorated on a per diem basis for such partial calendar months.  If the Base Rent is scheduled to increase under Article 1 other than on the first day of a calendar month, the amount for such month shall be prorated on a per diem basis to reflect the number of days of such month at the then current and increased rates, respectively.  If the Term commences other than on January 1, or ends other than on December 31, Tenant’s obligations to pay amounts towards Taxes and Expenses for such first or final calendar years shall be prorated on a per diem basis to reflect the portion of such years included in the Term.

G.            Payments After Lease Term Ends.  Tenant’s obligations to pay Taxes and Expenses (or any other amounts) accruing during, or relating to, the period prior to expiration or earlier termination of this Lease, shall survive such expiration or termination.  Notwithstanding anything contained herein to the contrary, if Landlord fails to provide Tenant with a Statement for the calendar year in which this Lease expires, or any prior year, within two (2) years after such expiration date, then Landlord shall be deemed to have waived its right to recover any year-end adjustment of Taxes or Expenses for such final calendar year.

H.            Landlord’s Accounting Practices and Records.  Landlord shall maintain records respecting Taxes and Expenses and determine the same in accordance with sound accounting and management practices.  Subject to the other provisions of this Article, Landlord may from time to time use a full accrual system of accounting, or a modified cash basis of accounting with appropriate accrual adjustments to ensure that each year includes substantially the same major recurring items, provided that in no event shall such change result in duplication of payment for any item(s) by Tenant.  Tenant, or an independent certified accounting firm retained by Tenant on an hourly fee basis (and not on a contingency fee basis), shall have the right to inspect Landlord’s accounting records relative to Expenses and Taxes during normal business hours at any time within thirty (30) days following the furnishing to Tenant of the annual Statement.  Unless Tenant shall take written exception to any item in any such Statement within such sixty (60) days following the furnishing to Tenant of the annual Statement, such Statement shall be considered final and binding on Tenant.  If Tenant shall timely dispute any specific item(s) in an annual Statement and if such dispute is not resolved between Landlord and Tenant within thirty (30) days after notice of such dispute from Tenant, then either party may, during the thirty (30) day period next following expiration of said initial thirty (30) day period, refer such disputed item(s) to a reputable independent certified public accountant mutually selected by Landlord and Tenant for determination (and Landlord and Tenant each agree to act in a commercially reasonable manner in such mutual selection of a reputable independent certified public accountant), and the determination of such accountant shall be final, conclusive and binding upon Landlord and Tenant.  Tenant agrees to pay all costs involved in such determination, unless it is determined that Landlord’s original calculation of the amount of Tenant’s Share of Taxes and Expenses was overstated by more than five percent (5%), in which event Landlord shall pay all costs of such audit.  Pending resolution of any such exceptions, Tenant shall pay Tenant’s Share of Taxes and Expenses in the amounts shown on such Statement, subject to credit, refund or additional payment after any such exceptions are resolved.

I.              General Payment Matters.  Base Rent, Taxes, Expenses, and any other amounts which Tenant is or becomes obligated to pay Landlord under this Lease or other agreement entered in connection herewith, are sometimes herein referred to collectively as “Rent,” and all remedies applicable to the non-payment of rent shall be applicable thereto.  Rent shall be paid in good funds and legal tender of the United States of America.  Except as expressly provided in this Lease, Tenant shall pay Rent without any deduction, recoupment, set-off or counterclaim, and without relief from any valuation or appraisement laws.  Rent obligations hereunder are independent covenants.  No delay by Landlord in providing the Statement (or separate statements) shall be deemed a default by Landlord or a waiver of Landlord’s right to require payment of Tenant’s obligations for actual or estimated Taxes or Expenses, provided that the original Statement of Taxes and Expenses for any calendar year shall be delivered to Tenant within one (1) year after the end of such calendar year.  In no event shall a decrease in Taxes or Expenses ever decrease the monthly Base Rent or give rise to a credit against Base Rent in favor of Tenant.  Landlord may apply payments received from

Tenant to any obligations of Tenant then accrued, without regard to such obligations as may be designated by Tenant.

ARTICLE 5:         QUIET ENJOYMENT

Landlord agrees that if Tenant timely pays the Rent and performs the terms and provisions hereunder, Tenant shall hold the Premises during the Term, free of lawful claims by any party acting by or through Landlord, subject to all other terms and provisions of this Lease.

ARTICLE 6:         UTILITIES AND SERVICES

A.            Standard Landlord Utilities and Services.  Landlord shall provide the following utilities and services (the cost of which shall be included in Expenses, except as provided below):

(i)            Heat and air-conditioning to provide a temperature condition consistent with the specifications set forth on Exhibit B attached hereto from 8:00 a.m. until 6:00 p.m. Monday through Friday, and from 8:00 a.m. until 1:00 p.m. on Saturdays, excluding all Holidays.

(ii)           Water from city mains for drinking, lavatory and toilet purposes only, at those points of supply provided for nonexclusive general use of tenants at the Property, or points of supply in the Premises installed by or with Landlord’s written consent for such purposes.

(iii)          Cleaning and trash removal service in and about the Premises consistent with the specifications set forth on Exhibit C attached hereto.

(iv)          Passenger elevator service at all times (subject to changes in the number of elevators in service after hours or at other times), and freight elevator service (subject to scheduling by Landlord and such standard charges as Landlord may impose), in common with Landlord and other parties.  Elevator service may be automatic.

B.            Electricity.  Landlord shall not furnish electricity, but shall permit Tenant to make direct arrangements to obtain electricity from Commonwealth Edison Company or another utility approved by Landlord, and shall permit Landlord’s electric cables, circuits, riser lines, feeders and related Systems and Equipment to be used for such purpose, but only to the extent that: (i) all such Systems and Equipment are suitable, and the safe and lawful capacity thereof is not exceeded, (ii) sufficient capacity remains at all times for other existing and future tenants, as determined in Landlord’s reasonable discretion, and (iii) Tenant uses only normal quantities and types of office equipment and lighting in the Premises typical of average office use.  Tenant shall make all arrangements for direct payment for such electricity with such utility.  Tenant shall pay for all electricity consumed in the Premises when due (including electricity during janitorial or other service, during any alterations or repairs, and for any special HVAC and lighting equipment serving the Premises).  All such electricity costs separately paid by Tenant shall not be included in Expenses.  Tenant’s connections, and installation of new cables, circuits, feeders, meters or other equipment, shall be at Tenant’s sole cost, and shall be subject to Landlord’s prior written approval and the other provisions of Article 9 respecting Work, and the Rules respecting access to the utility closets.

C.            Additional Utilities and Services.  Landlord shall not be responsible for inadequate air-conditioning or ventilation whenever the use or occupancy of the Premises exceeds the normal capacity or design loads of, affects the temperature or humidity otherwise maintained by, or otherwise adversely affects the operation of, the Systems and Equipment for the Property, whether due to items of equipment or machinery generating heat, above normal concentrations of personnel or equipment, alterations to the Premises made by or through Tenant without balancing the air or installing supplemental HVAC equipment, or any other matter not caused by Landlord.  Without limiting the generality of the foregoing, Landlord shall not be responsible for inadequate air conditioning or ventilation to the extent that the same occurs because Tenant, without providing adequate air conditioning and ventilation uses or permits the use of any item, or concentrated group, of equipment consuming more than 500 watts in the aggregate at rated capacity per 200 usable square feet.  In any such case, if Tenant does not remedy such excess use promptly after written notice from Landlord, then Landlord may elect to balance the air, install, operate, maintain and replace such supplemental HVAC equipment during the Term, at Tenant’s expense, as an extra utility or service (or require that Tenant arrange for the same as Work under Article 9).  Landlord shall seek to provide such extra utilities or services as Tenant may from time to time request, if the same are reasonable and feasible for Landlord to provide and do not involve modifications or additions to the Property or existing Systems and Equipment, and if Landlord shall receive Tenant’s request within a reasonable period prior to the time such extra utilities or services are required, Landlord agreeing that not more than one (1) business day prior notice shall be required for after-hours HVAC services.  Tenant shall, for any extra utilities or services, pay such standard charges as Landlord shall from time to time establish, Landlord’s out-of-pocket costs for architects, engineers, consultants and other parties relating to such extra utilities or services, and a fee equal to fifteen percent (15%) of such costs.  All payments for such extra utilities or services shall be due at the same time as the installment of Base Rent with which the same are billed, or if billed separately, shall be due within ten (10) business days after such billing.  Notwithstanding the foregoing to the contrary, in lieu of charging separately for additional utilities and services, Landlord may reasonably elect from time to time to expand or modify the amounts of services and utilities available without separate charge, in which case the costs thereof shall be included in Expenses.

D.            Interruptions and Changes.  Landlord shall have no liability for interruptions, variations, shortages, failures, changes in quality, quantity, character or availability of any utilities or services caused by repairs, maintenance, replacements, alterations (including any freon retrofit work), improvements, changes of service, strikes, lockouts, labor controversies, accidents, inability to obtain services, fuel, steam, water or supplies, governmental or utility company acts or omissions, requirements, guidelines or requests, or other causes beyond Landlord’s reasonable control (or under any circumstances with respect to utilities or services not required to be provided by Landlord hereunder).  In any such events after receiving notice, Landlord shall use reasonable efforts to restore such utilities or services required to be provided hereunder to reasonable levels.  Except as expressly set forth below, under no circumstances whatsoever shall any of the foregoing be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, serve to abate Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease.  Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damages in connection with the foregoing events.  Notwithstanding the foregoing, in the event any such failure in furnishing any services required to be provided by Landlord above is caused by the negligence or willful misconduct of Landlord and if such failure causes the Premises to be untenantable, and as a result thereof Tenant in fact ceases to use the Premises for a period in excess of five (5) consecutive days, then commencing on the sixth (6th) consecutive day of such untenantability and non-use, Base Rent and Tenant’s Share of Taxes and Expenses payable by Tenant shall be abated until the earliest to occur of (i) the date such failure or delay is remedied, (ii) the date the Premises are again tenantable or (iii) the date Tenant resumes use of the Premises.

ARTICLE 7:         USE, COMPLIANCE WITH LAWS, AND RULES

A.            Use of Premises.  Tenant shall use the Premises only for the permitted use identified in Article 1, and all uses customarily and incidentally related to general office purposes, and no other purpose whatsoever, subject to the other provisions hereof and of this Lease.  Subject to Building rules and regulations for after normal business hours access, Tenant shall be allowed full access to the Premises at all times, 7 days per week, 24 hours per day.  Notwithstanding anything to the contrary contained in this Lease, Tenant shall not use or permit the Premises to be used as a: (i) political party or social-welfare office, (ii) medical, dental, psychology or science office or laboratory, including for treatment, research, testing or counseling, (iii) multi-party “executive” or “legal” suite type offices, (iv) data processing, telecommunications or telemarketing center, (v) school, educational or training facility, (vi) employment, placement, recruiting or clerical support agency, (vii) computerized vehicle sales, loan or “finder” service, (viii) governmental or quasi-governmental office, whether local, state, federal or foreign, including diplomatic and consulate, (ix) travel agency or reservation center, (x) radio or television studio or broadcasting or recording facility, or (xi) retail real estate brokerage, retail stock brokerage, retail bank or other retail financial institution, loan office, depository, check-cashing or wire-transferring service.

B.            Laws and Other Requirements.  Tenant shall not use or permit within the Premises anything that will: (i) violate the requirements of Landlord’s insurers (provided, however, that Landlord has delivered to Tenant notice of any specific requirements of such Landlord’s insurers), the American Insurance Association, or any board of underwriters, (ii) cause a cancellation of Landlord’s policies, impair the insurability of the Property, or increase Landlord’s premiums (any such increase shall be paid by Tenant without such payment being deemed permission to continue such activity or a waiver of any other remedies of Landlord), or (iii) violate the requirements of any Lenders, if any (provided, however, that Landlord has delivered to Tenant notice of any specific requirements of any such Lenders), the certificates of occupancy issued for the Premises or the Property, or any other requirements, covenants, conditions or restrictions affecting the Property at any time.  Tenant shall not occupy or permit the Premises to be occupied at any time with concentrations of personnel greater than one person per 175 rentable square feet.  Tenant shall comply with all Laws relating to the Premises and Tenant’s use of the Premises and Property, including Laws governing Hazardous Materials as described in Article 30, and the Disabilities Acts as described in Article 31.  Tenant’s obligations to comply with Laws shall include, without limitation: (a) obtaining all permits, licenses, certificates and approvals to conduct its business in the Premises, or any necessary waivers or variances, without thereby subjecting Landlord, the Property or other occupants to any costs, requirements, liabilities or restrictions, (b) any work to or for the Premises (or any systems or equipment exclusively serving the Premises, including any freon retrofitting work for such exclusive systems and equipment) required by Laws, and (c) any work outside the Premises (if Landlord permits such work) required by Laws based on Tenant’s particular use of, work within, or systems or equipment exclusively serving, the Premises, whether any such work is deemed structural, involves a capital expenditure or results in a benefit extending beyond the Term.  Any work hereunder shall be deemed “Work” subject to Article 9.  Notwithstanding any contained herein to the contrary, Landlord acknowledges and agrees that Landlord, and not Tenant, shall be responsible for remedying any violations of Laws, including laws governing Hazardous Materials and the Disabilities Acts, existing in the Property as of the date hereof and the costs and expenses incurred by Landlord in so remedying any such existing violations shall not be included in Expenses.

C.            Rules.  Tenant shall comply with the Rules set forth in Rider One attached hereto (the “Rules”).  Landlord shall have the right, by notice to Tenant or by posting at the Property, to reasonably amend such Rules and supplement the same with other reasonable Rules relating to the Property, or the promotion of safety, care, efficiency, cleanliness or good order therein.  Nothing herein shall be construed to give Tenant or any other Person any claim, demand or cause of action against Landlord arising out of the violation of such Rules by any other tenant or visitor of the Property, or out of the enforcement, modification or waiver of the Rules by Landlord in any particular instance.  Landlord shall not discriminate against Tenant in the enforcement of the Rules and, in the event of any inconsistency between this Lease and the Rules, this Lease shall prevail and control.

ARTICLE 8:         MAINTENANCE AND REPAIRS

Except for customary cleaning and trash removal provided by Landlord under Article 6, and casualty damage to be repaired by Landlord under Article 11, Tenant shall keep and maintain (or cause to be kept and maintained) the Premises in good and sanitary condition, working order and repair, ordinary wear and tear excepted, in compliance with all applicable Laws to the extent required under Article 7, and as required under other provisions of this Lease, including the Rules (including any carpet and other flooring material, paint and wall-coverings, doors, windows, ceilings, interior surfaces of walls, lighting (including lamps, bulbs, ballasts and starters), plumbing and other fixtures, alterations, improvements, systems and equipment in or exclusively serving the Premises whether installed by Landlord or Tenant).  In the event that any repairs, maintenance or replacements are required, Tenant shall promptly notify Landlord and arrange for the same either: (i) through Landlord for such reasonable charges as Landlord may establish from time to time, payable within ten (10) business days after billed, or (ii) at Landlord’s option, by engaging such contractors as Landlord shall first approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed to perform such work, all in a first class, workmanlike manner approved by Landlord in advance in writing and otherwise in compliance with Article 9 respecting “Work”.  Tenant shall promptly notify Landlord concerning the necessity for any repairs or other work hereunder and upon completion thereof.  Tenant shall pay Landlord for any repairs, maintenance and replacements to areas of the Property outside the Premises, caused, in whole or in part, as a result of moving any furniture, fixtures, or other property to or from the Premises, or otherwise by Tenant or its employees, agents, contractors, or visitors (notwithstanding anything to the contrary contained in this Lease).  Except as provided in the preceding sentence, or for damage covered under Article 11, Landlord shall maintain and repair all structural components (including the roof and exterior glass) and common areas of the Building and common Building systems such as the heating, ventilating and air conditioning, electrical, plumbing and life safety systems (including any such common Building systems as may be located within the Premises, but not including any of Tenant’s systems and equipment specifically serving the Premises), in a manner consistent with other class A office buildings in the downtown Chicago, Illinois, and otherwise in accordance with all applicable Laws (the cost of which may be included in Expenses as herein provided).

ARTICLE 9:         ALTERATIONS AND LIENS

A.            Alterations and Approval.  Tenant shall not attach any fixtures, equipment or other items to the Premises, or paint or make any other additions, changes, alterations or improvements to the Premises or the Systems and Equipment serving the Premises (all such work referred to collectively herein as the “Work”), without the prior written consent of Landlord.  Landlord shall not unreasonably withhold, condition or delay consent, except that Landlord reserves the right to withhold consent in Landlord’s sole discretion for Work affecting the structure, safety, efficiency or security of the Property, Premises, Systems and Equipment, or the appearance of the Premises from any exterior areas.  In seeking approval, Tenant shall provide Landlord with notice of whether the Work will involve or affect, to Tenant’s knowledge, any Hazardous Materials, whether such materials are customary and usual based on standard industry practices, and all other details relating thereto.

Notwithstanding the foregoing, Tenant may perform Work in the interior of the Premises without Landlord’s prior written consent, provided such Work (or the performance thereof) does not (i) affect the mechanical, electrical, HVAC, life safety, or other Building operating systems, (ii) affect the structural components of the Building or require penetration of the floor or ceiling of the Premises, (iii) involve the use or, to Tenant’s knowledge, disturbance of any Hazardous Material or (iv) cost more than $20,000.00 in any one instance, and further provided that Tenant gives Landlord prior written notice of such Work and further provided that such Work (and the performance thereof) shall otherwise be in compliance with the provisions of this Article 9 (except for the requirement of Landlord’s consent).

B.            Approval Conditions.  Landlord reserves the right to impose reasonable requirements as a condition of such consent or otherwise in connection with the Work, including requirements that Tenant: (i) submit for Landlord’s prior written approval the names, addresses and background information concerning all architects, engineers, contractors, subcontractors and suppliers Tenant proposes to use, which approval shall not be unreasonably withheld, conditioned or delayed, (ii) submit for Landlord’s written approval detailed plans and specifications prepared by licensed and competent architects and engineers, which approval shall not be unreasonably withheld, conditioned or delayed, (iii) obtain and post permits, (iv) if the reasonably estimated cost of such proposed Work exceeds $20,000.00, provide bonds, additional insurance, and/or a cash deposit of the total amount required to pay for the Work (including plans, specifications, engineering and other lienable costs, and Landlord’s fee described below) for Landlord to release or apply as the Work is properly completed and lien waivers, affidavits and other documentation satisfactory to Landlord are submitted, (v) submit architect, engineer, contractor, subcontractor and supplier affidavits of payment and recordable lien waivers in compliance with the Laws of the State of Illinois, (vi) use union labor (if Landlord uses union labor), (vii) permit Landlord or its representatives to inspect the Work at reasonable times, and (viii) comply with such other reasonable requirements as Landlord may impose concerning the manner and times in which such Work shall be done.  Landlord may require that all Work be performed under Landlord’s supervision, and Landlord reserves the right to designate the architects, engineers, contractors, subcontractors and suppliers who will design and perform all Work and supply all materials affecting the Systems and Equipment or structure of the Property.  If Landlord consents, inspects, supervises, recommends or designates any architects, engineers, contractors, subcontractors or suppliers, the same shall not be deemed a warranty as to the adequacy of the design, workmanship or quality of materials, or compliance of the Work with the plans and specifications or any Laws.

C.            Performance of Work.  All Work shall be performed: (i) in a first class, professional and workmanlike manner, (ii) only with materials that are new, high quality, and free of material defects, (iii) in accordance, in all material respects, with plans, specifications, parties and other matters approved or designated by Landlord in advance in writing, (iv) not to adversely affect the Systems and Equipment or the structure of the Property, (v) diligently to completion and so as to avoid any disturbance, disruption or inconvenience to other tenants and the operation of the Property, and (vi) in compliance with all Laws, the Rules and other provisions of this Lease, and such other requirements as Landlord may reasonably impose concerning the manner and times in which such Work shall be done.  Any floor, wall or ceiling coring work or penetrations or use of noisy or heavy equipment which may interfere with the conduct of business by other tenants at the Property shall, at Landlord’s option, be performed at times other than Landlord’s normal business hours (at Tenant’s sole cost).  Landlord may require that Tenant and its employees, agents and contractors use the freight elevators, service entrances or other areas at the Property for purposes of access hereunder, and all access shall be subject to such identification and sign-in and sign-out procedures and other requirements as Landlord may impose from time to time.  No asbestos-containing materials shall be used or incorporated in the Work and no lead-containing surfacing materials, solder, or other construction materials or fixtures where the presence of lead might create a condition of exposure shall be used in the Work.  If Tenant fails to perform the Work as required herein or the materials supplied fail to comply herewith or with the specifications approved by Landlord, and Tenant fails to cure such failure within 48 hours after notice by Landlord (except notice shall not be required in emergencies), Landlord shall have the right to stop the Work until such failure is cured (which shall not be in limitation of Landlord’s other remedies and shall not serve to abate the Rent or Tenant’s other obligations under this Lease).  Upon completion of any Work requiring Landlord’s consent hereunder, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts, and proof of payment for all labor and materials.

D.            Liens.  Tenant shall pay all costs for the Work when due.  Tenant shall keep the Property, Premises and this Lease free from any mechanic’s, materialman’s, architect’s, engineer’s or similar liens or encumbrances, and any claims therefor, or stop or violation notices, in connection with any Work.  Tenant shall remove any such claim, lien or encumbrance, or stop or violation notices of record, by bond or otherwise within ten (10) business days after notice by Landlord.  If Tenant fails to do so, Landlord may pay the amount (or any portion thereof) or take such other action as Landlord deems necessary to remove such claim, lien or encumbrance, or stop or violation notices, without being responsible for investigating the validity thereof.  The amount so paid and costs incurred by Landlord shall be deemed additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord.  Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to, or any Lender’s interest in, the Property or Premises to any such claims, liens or encumbrances, or stop or violation notices, whether claimed pursuant to statute or other Law or express or implied contract.

E.             Removal of Work Upon Termination of Lease.  All Work hereunder shall remain or be removed from the Premises upon expiration or earlier termination of this Lease; provided, however, that Landlord shall have the right to require Tenant to remove such Work at Tenant’s sole cost and expense in accordance with the provisions of Article 23 of this Lease, which required removal shall be specified by Landlord when Landlord consents to Tenant’s requested Work; provided, however that Landlord shall not require Tenant to remove any such Work if it is of a quality and quantity typically found in a general office use premises, but in any event Landlord may require Tenant to remove any raised computer floor in the Premises and telecommunications cabling which is installed by or for the benefit of Tenant in the Premises.

F.             Landlord’s Fees and Costs.  Tenant shall pay Landlord a fee for reviewing, scheduling, monitoring, supervising, and providing access for or in connection with the Work, in an amount equal to fifteen percent (15%) of the total cost of the Work (including costs of plans and permits therefor), and Landlord’s reasonable out-of-pocket costs, including any costs for security, utilities, trash removal, temporary barricades, janitorial, engineering, architectural or consulting services, and other matters in connection with the Work, payable within ten (10) business days after billed.  Notwithstanding the foregoing, the fifteen percent (15%) fee provided above shall be reduced to two and one-half percent (2.5%) of the total cost of the Work with respect to any Work completed within eighteen (18) months after the date hereof.

ARTICLE 10:       INSURANCE AND WAIVER OF CLAIMS

A.            Required Insurance.  Tenant shall maintain at its expense during the Term with respect to the Premises and Tenant’s use thereof and of the Property:

(i)            Worker’s Compensation Insurance in the amounts required by statute, and Employer Liability Insurance in at least the following amounts: (a) Bodily Injury by Accident - $500,000 per accident, (b) Bodily Injury by Disease - $500,000 per employee, and (c) Aggregate Limit - $1,000,000 per policy year.

(ii)           Property Damage Insurance for the protection of Tenant and Landlord, as their interests may appear, covering any alterations or improvements in excess of any work provided or paid for by Landlord under this Lease, Tenant’s personal property, business records, fixtures and equipment, and other insurable risks in amounts not less than the full insurable replacement cost of such property and full insurable value of such other interests of Tenant, with coverage at least as broad as the most recent editions published by Insurance Services Office, Inc. or any successor organization (“ISO”), of: (a) Building and Personal Property Coverage Form (CP0010), (b) Business Income Coverage Form (CP0030), covering at least one year of anticipated income, (c) Boiler and Machinery Coverage Form (BM0025), (d) Causes of Special Loss Form (CP1030), and (e) Sprinkler Leakage - Earthquake Extension (CP1039).

(iii)          Commercial General Liability Insurance (“CGL”) at least as broad as the most recent ISO edition of Commercial General Liability Coverage Form (CG0001) with limits of at least the following amounts: (a) Death or Bodily Injury - $2,000,000, (b) Property Damage or Destruction (including loss of use thereof) - $1,000,000, (c) Products/Completed Operations - $1,000,000, (d) Personal or Advertising injury - $1,000,000, (e) Each Occurrence Limit - $2,000,000, and (f) General Aggregate Limit - $3,000,000 per policy year.  Such policy shall include endorsements: (1) for contractual liability covering Tenant’s indemnity obligations under this Lease, and (2) adding Landlord, and Landlord’s agents, representatives or advisors, including, but not limited to, Lincoln Property Company, the management company for the Property, and other parties designated by Landlord, as Additional Insureds, on a form at least as broad as the most recent edition of Additional Insured - Manager or Lessor of Premises Endorsement Form (CG2011) published by ISO.  Tenant shall also maintain umbrella excess liability insurance on a following form basis in excess of the required commercial general liability insurance with limits not less than Five Million Dollars ($5,000,000) per occurrence and aggregate.  Notwithstanding anything contained herein to the contrary, the foregoing required limits of Tenant’s CGL policy may be provided through a combination of primary and excess coverages so long as the coverage afforded Landlord shall not be reduced or otherwise adversely affected.

(iv)          Certificates, Subrogation and Other Matters.  Tenant shall provide Landlord with certificates evidencing the coverage required hereunder prior to the Commencement Date, or Tenant’s entry to the Premises for construction of improvements or any other purpose (whichever first occurs).  Such certificates shall: (i) be on ACORD Form 27 or such other form reasonably approved or required by Landlord, (ii) state that such insurance coverage may not be changed, canceled or non-renewed without at least ten (10) business days’ prior written notice to Landlord, and (iii) include, as attachments, originals of the Additional Insured endorsements to Tenant’s CGL policy required above.  Tenant shall provide renewal certificates to Landlord at least ten (10) business days prior to expiration of such policies.  Except as expressly provided to the contrary herein, coverage hereunder shall apply to events occurring during the policy year regardless of when a claim is made.  Landlord may periodically (but not more than once in any 24 consecutive month period) require that Tenant reasonably increase or expand the aforementioned coverage, if and to the extent such increases or expansions are consistent with insurance coverage required by prudent owners of similar class office buildings in downtown, Chicago, Illinois.  Except as provided to the contrary herein, any insurance carried by Landlord or Tenant shall be for the sole benefit of the party carrying such insurance.  If Tenant obtains insurance under “blanket policies,” Tenant shall obtain an endorsement providing that the insurance limits required hereunder are not subject to reduction or impairment by claims or losses at other locations.  Tenant’s insurance policies shall be primary to all policies of Landlord and any other Additional Insureds (whose policies shall be deemed excess and non-contributory).  All insurance required hereunder shall be provided by responsible insurers licensed in the State of Illinois, and shall have a general policy holder’s rating of at least A and a financial rating of at least X in the then current edition of Best’s Insurance Reports.  The parties mutually hereby waive all rights and claims against each other for all losses covered by their respective insurance policies, and waive all rights of subrogation of their respective insurers.  The parties agree that their respective insurance policies are now, or shall be, endorsed such that said waiver of subrogation shall not affect the right of the insured to recover thereunder.  Landlord disclaims any representation as to whether the foregoing coverages will be adequate to protect Tenant.

(v)           Waiver of Claims.  Except for claims arising from Landlord’s intentional or negligent acts which are not covered or required to be covered by Tenant’s insurance hereunder, Tenant waives all claims against Landlord for injury or death to persons, damage to property or to any other interest of Tenant sustained by Tenant or any party claiming by or through Tenant resulting from: (i) any occurrence in or upon the Premises, (ii) leaking of roofs, bursting, stoppage or leaking of water, gas, sewer or steam pipes or equipment, including sprinklers, (iii) wind, rain, snow, ice, flooding (including flooding of basements and other subsurface areas), freezing, fire, explosion, earthquake, excessive heat or cold, dampness, fire or other casualty, (iv) the Property, Premises, Systems and Equipment being defective, out of repair, or failing, and (v) vandalism, malicious mischief, theft, misappropriation or other acts or omissions of any parties including Tenant’s employees, other tenants, and their respective agents, employees, invitees and contractors (and Tenant shall give Landlord immediate notice of any such occurrences).  To the extent that Tenant is required to or does carry insurance hereunder, Tenant agrees that Tenant’s property loss risks shall be borne by such insurance, and Tenant agrees to seek recovery only from its insurance carriers in the event of such losses; for purposes hereof, any deductible amount shall be treated as though it were recoverable under such policies.  This provision is in addition to, and not in limitation of, other provisions of this Lease limiting Landlord’s liability.  To the extent that Landlord is required to or does carry insurance hereunder, Landlord agrees that Landlord’s property loss risk shall be borne by such insurance, and Landlord agrees to seek recovery only from its insurance carriers in the event of such losses; for purposes hereof, any deductible amount shall be treated as though it were recoverable under such policies (which deductible amount may be included in Expenses as hereinafter provided).

B.            Landlord’s Insurance.  Landlord agrees to purchase and keep in force and effect commercial general liability insurance in an amount not less than Five Million Dollars ($5,000,000.00) and full replacement cost (excluding foundations and footings) insurance on the Building improvements (not including, however, any tenant improvements, alterations or additions) against fire or other casualty, including but not limited to vandalism and malicious mischief, perils covered by extended coverage, theft, sprinkler leakage, water damage (however caused), explosion, malfunction or failure of heating and cooling or other apparatus.

ARTICLE 11:       CASUALTY DAMAGE

A.            Restoration.  Tenant shall promptly notify Landlord of any damage to the Premises by fire or other casualty.  If the Premises or any common areas of the Property providing access thereto shall be damaged by fire or other casualty, Landlord shall use available insurance proceeds to restore the same.  Such restoration shall be to substantially the same condition prior to the casualty, except for modifications required by zoning and building codes and other Laws or by any Lender, any other modifications to the common areas deemed desirable by Landlord (provided access to the Premises is not materially impaired), and except that Landlord shall not be required to repair or replace any of Tenant’s furniture, furnishings, fixtures or equipment, or any alterations or improvements in excess of any work provided by Landlord under this Lease or present in the Premises as of the date of this Lease.  Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof.  Promptly following completion of Landlord’s restoration work, Tenant shall repair and replace Tenant’s furniture, furnishings, fixtures, equipment, and any alterations or improvements made by Tenant in excess of those provided by Landlord, subject to and in compliance with the other provisions of this Lease.

B.            Abatement of Rent.  Rent for the Premises, or portion thereof rendered unusable for the conduct of Tenant’s business as a result of such casualty, shall abate from the date of the casualty through the date that Landlord substantially completes Landlord’s repair obligations hereunder (or the date that Landlord would have substantially completed such repairs, but for delays by Tenant or any other occupant of the Premises, or any of their agents, employees, invitees, Transferees and contractors), provided such abatement: (i) shall apply only to the extent the Premises are untenantable for the purposes permitted under this Lease and not used by Tenant as a result thereof, based proportionately on the square footage of the Premises so affected and not used, and (ii) shall not apply if Tenant or any other occupant of the Premises, or any of their agents, employees, invitees, Transferees or contractors caused the damage.

C.            Termination of Lease.  Notwithstanding the foregoing to the contrary, in lieu of performing the restoration work, Landlord may elect to terminate this Lease by notifying Tenant in writing of such termination within ninety (90) days after the date of damage (such termination notice to include a termination date providing at least thirty (30) days for Tenant to vacate the Premises), if the Property shall be damaged by fire or other casualty or cause such that: (a) repairs to the Premises and access thereto cannot reasonably be completed within 120 days after the casualty without the payment of overtime or other premiums, (b) more than twenty-five percent (25%) of the Premises is affected by the damage and fewer than twelve (12) months remain in the Term, (c) any Lender shall require that the insurance proceeds or any portion thereof be used to retire the Mortgage debt (or shall terminate the ground lease, as the case may be), or the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies, or (d) the cost of the repairs, alterations, restoration or improvement work would exceed twenty-five percent (25%) of the replacement value of the Building (whether or not the Premises are affected by the damage).  Tenant agrees that the abatement of Rent provided herein shall be Tenant’s sole recourse in the event of such damage, and waives any other rights Tenant may have under any applicable Law to perform repairs or terminate the Lease by reason of damage to the Premises or Property.

Notwithstanding anything to the contrary contained herein, in the event Landlord’s restoration and repair of the Premises is not completed within 180 days after the date of the casualty, for any reason other than force majeure delays as more fully described under Section 34.O below (provided, however, that such force majeure delay shall not exceed six (6) months in the aggregate), Tenant shall have the right to terminate this Lease on written notice given to Landlord prior to substantial completion of such restoration and repair by Landlord.

ARTICLE 12:       CONDEMNATION

If at least ten percent (10%) of the rentable area of the Premises shall be taken by power of eminent domain or condemned by a competent authority or by conveyance in lieu thereof for public or quasi-public use (“Condemnation”), including any temporary taking for a period of one year or longer, this Lease shall terminate on the date possession for such use is so taken.  If: (i) less than ten percent (10%) of the Premises is taken, but the taking includes or affects a material portion of the Building or Property, or the economical operation thereof, or (ii) Landlord reasonably estimates that the period for restoration will exceed 120 days after the effective date of such taking, then in either such event, Landlord may elect to terminate this Lease upon at least thirty (30) days’ prior notice to Tenant.  The parties further agree that: (a) if this Lease is terminated, all Rent shall be apportioned as of the date of such termination or the date of such taking, whichever shall first occur, (b) if the taking is temporary, Rent shall not be abated for the period of the taking, but Tenant may seek a condemnation award therefor (and the Term shall not be extended thereby), and (c) if this Lease is not terminated but any part of the Premises is permanently taken, the Rent shall be proportionately abated based on the square footage of the Premises so taken and Landlord shall, as soon as reasonably possible after the effective date of the taking, restore the remaining portion of the Premises to a complete unit.  Notwithstanding anything to the contrary contained in this Lease, if such restoration is not, for any reason other than force majeure delays as more fully described under Section 34.O below (provided, however, that such force majeure delay shall not exceed six (6) months in the aggregate), completed within 180 days after the effective date of the taking, Tenant shall have the right to terminate this Lease on written notice given to Landlord prior to substantial completion of such restoration.  Landlord shall be entitled to receive the entire award or payment in connection with such Condemnation and Tenant hereby assigns to Landlord any interest therein for the value of Tenant’s unexpired leasehold estate and waives any right to participate therein, except that Tenant shall have the right to file any separate claim available to Tenant for a temporary taking of the leasehold as described above, and for moving expenses and any taking of Tenant’s personal property, provided such award is separately payable to Tenant.

ARTICLE 13:       ASSIGNMENT AND SUBLETTING

A.            Transfers.  Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld as further described below: (i) assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, by operation of Law or otherwise, (ii) sublet the Premises or any part thereof, or (iii) permit the use of the Premises by any Persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any Person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”).  If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice shall include: (a) the proposed effective date (which shall not be less than thirty (30) nor more than 180 days after Tenant’s notice), (b) the portion of the Premises to be Transferred (herein called the “Subject Space”), (c) the terms of the proposed Transfer and the consideration therefor, the name, address and background information concerning the proposed Transferee, and a true and complete copy of all proposed Transfer documentation, and (d) financial statements (balance sheets and income/expense statements for the current and prior three (3) years or, if the proposed Transferee has not be in existence for at least three (3) years, for such shorter period of time as such proposed Transferee has been in existence) of the proposed Transferee, in form and detail reasonably satisfactory to Landlord, certified by an officer, partner or owner of the Transferee, and any other information reasonably requested by Landlord to enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and such other information as Landlord may reasonably require.  Any Transfer made without complying with this Article shall at Landlord’s option be null, void and of no effect, or shall constitute a Default under this Lease.  Whether or not Landlord shall grant consent, Tenant shall pay $1,000 towards Landlord’s review and processing expenses simultaneous with Tenant’s submission of the request for Landlord’s consent; provided, however, that if Tenant or the proposed Transferee requests any changes to this Lease or Landlord’s standard form of consent in connection with the proposed Transfer, and if Landlord’s reasonable costs and expenses (including reasonable attorneys’ fees) exceed $1,000.00, Tenant shall reimburse Landlord for such excess costs and expenses within ten (10) business days after written request by Landlord.

B.            Approval.  Landlord will not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in Tenant’s notice.  The parties hereby agree that it shall be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following applies (without limitation as to other reasonable grounds for withholding consent): (i) the Transferee is of a character or reputation or engaged in a business which is not consistent with the quality or nature of the Property or other tenants of the Property, or would be a significantly less prestigious occupant of the Property than Tenant, (ii) the Transferee intends to use the Subject Space for purposes which are not permitted under this Lease, (iii) the Subject Space is not regular in shape with appropriate means of ingress and egress suitable for normal renting purposes, would result in more than a reasonable number of occupants, or would require increased services by Landlord, (iv) the Transferee is either a government (or agency or instrumentality thereof), (v) the proposed Transferee or any affiliate thereof is an occupant of the Property or has negotiated to lease space in the Property from Landlord at any time during the prior three (3) months, (vi) the proposed Transferee is not a responsible party with a reasonable financial condition in relation to the obligations to be assumed in connection with the Transfer, (vii) the Transfer involves a partial or collateral assignment, or a mortgage, pledge, hypothecation, or other encumbrance or lien on this Lease, or a Transfer by operation of Law, (viii) the proposed Transfer involves conversion, merger or consolidation of Tenant into a limited liability company or limited liability partnership which would have the legal effect of releasing Tenant from any obligations under this Lease, (ix) the proposed Transfer would cause Landlord to be in violation of any Laws or any other lease, Mortgage or agreement to which Landlord is a party, would give a tenant of the Property a right to cancel its lease, or would create material adverse tax consequences for Landlord, (x) Tenant has committed and failed to cure a Default or (xi) the proposed Transfer would cause a violation of the ERISA representation set forth in Section 34.M below. If Tenant disagrees with Landlord’s decision to deny approval, Tenant’s sole remedy shall be to seek injunctive relief, unless, however, it is finally determined by a court of competition jurisdiction that Landlord willfully and maliciously withheld approval, in which event Tenant shall be entitled to damages.

C.            Transfer Premiums.  If Landlord consents to a Transfer, and as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay Landlord fifty percent (50%) of any Transfer Premium derived by Tenant from such Transfer.  “Transfer Premium” shall mean, for a lease assignment, all consideration paid or payable therefor.  “Transfer Premium” shall mean, for a sublease, all rent, additional rent or other consideration paid by such Transferee in excess of the Rent payable by Tenant under this Lease (on a monthly basis during the Term, and on a per rentable square foot basis, if less than all of the Premises is transferred), less the reasonable costs incurred by Tenant in connection with such Transfer, including, without limitation, marketing expenses, brokerage commissions, attorneys’ fees and the costs of any improvements and alterations to the Premises in connection with such Transfer.  “Transfer Premium” shall also include so-called “key money,” or other bonus amount paid by Transferee to Tenant, and any payment in excess of fair market value for services rendered by Tenant to Transferee or in excess of Tenant’s depreciated tax basis for assets, fixtures, inventory, equipment or furniture transferred by Tenant to Transferee.  If part of the consideration for such Transfer shall be payable other than in cash, Landlord’s share of such non-cash consideration shall be in such form as is reasonably satisfactory to Landlord.  The percentage of the Transfer Premium due Landlord hereunder shall be paid within ten (10) business days after Tenant receives any Transfer Premium from the Transferee.

D.            Recapture.  Notwithstanding anything to the contrary contained in this Article, Landlord shall have the option, by giving notice to Tenant within thirty (30) days after receipt of Tenant’s notice of any proposed Transfer, to approve or reject the proposed Transfer in accordance with the requirements of this Lease, or to recapture the Subject Space.  Any recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in Tenant’s notice as the effective date of the proposed Transfer (or at Landlord’s option, shall cause the Transfer to be made to Landlord or its agent or nominee, in which case the parties shall execute reasonable Transfer documentation promptly thereafter).  Notwithstanding the foregoing, if Landlord shall deliver a recapture notice to Tenant, Tenant shall then have the right, which right must be exercised by written notice given to Landlord within five (5) business days after Tenant’s receipt of the Recapture Notice, to withdraw its Transfer notice, in which event Landlord’s Recapture Notice shall be null and void, Tenant shall not enter into the proposed Transfer and this Lease shall remain in full force and effect.  If this Lease shall be canceled with respect to less than the entire Premises, the Rent herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party the parties shall execute written confirmation of the same.  Tenant shall surrender and vacate the Subject Space when required hereunder in accordance with Article 23 and any failure to do so shall be subject to Article 24.

E.             Terms of Consent.  If Landlord consents to a Transfer: (i) the terms and conditions of this Lease, including Tenant’s liability for the Subject Space, shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) no Transferee, other than an Affiliate, shall succeed to any rights provided in this Lease or any amendment hereto to extend the Term of this Lease, expand the Premises, or lease other space, any such rights being deemed personal to the initial Tenant, (iv) Tenant shall deliver to Landlord promptly after execution, an original executed copy of all documentation pertaining to the Transfer substantially in the form previously submitted to and approved by Landlord under Section 13.A(c) above, and (v) Tenant shall furnish a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium that Tenant has derived and shall derive from such Transfer.  Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant and any Transferee relating to any Transfer.  If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall within thirty (30) days after demand pay the deficiency, and if understated by more than five percent (5%) Tenant shall pay Landlord’s costs of such audit.  Any sublease hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any sublease, Landlord shall have the right to: (a) deem such sublease as merged and canceled and repossess the Subject Space by any lawful means, or (b) deem such termination as an assignment of such sublease to Landlord and not as a merger, and require that such subtenant attorn to and recognize Landlord as its landlord under any such sublease.  If Tenant shall commit a Default under this Lease, so long as Default remains uncured, Landlord is hereby irrevocably authorized, as Tenant’s agent, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease).

F.             Certain Transfers.  For purposes of this Lease, the term “Transfer” shall also include, and all of the foregoing provisions shall apply to: (i) the conversion, merger or consolidation of Tenant into a limited liability company or limited liability partnership, (ii) if Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of a majority of the partners or members, or a transfer of a majority of partnership or membership interests, within a twelve month period, or the dissolution of the partnership or company, and (iii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), the dissolution, merger, consolidation or other reorganization of Tenant, or within a twelve month period: (a) the sale or other transfer of more than an aggregate of 50% of the voting shares of Tenant (other than to immediate family members by reason of gift or death) or (b) the sale, mortgage, hypothecation or pledge of more than an aggregate of 50% of Tenant’s net assets.

G.            Assignment or Sublet to Affiliate.  Notwithstanding anything to the contrary in this Article 13, Landlord’s consent shall not be required for an assignment or sublet to an Affiliate (as hereinafter defined), as long as (i) with respect to a Transfer to an Affiliate defined under clauses (d) or (e) below, Tenant provides to Landlord evidence, in form and substance satisfactory to Landlord, that such Affiliate has a creditworthiness sufficient, in Landlord’s reasonable judgement, to adequately assure future performance of all of Tenant’s obligations under this Lease, including, without limitation, the timely payment of Rent, (ii) Tenant is not in default under this Lease, (iii) Tenant gives reasonable advance notice to Landlord of the proposed assignment or sublet and (iv) such assignment or sublet is not a subterfuge by Tenant to avoid its obligations under this Lease.  No such Transfer to an Affiliate, however, shall release Tenant from any liability or obligation under this Lease.  As used herein, “Affiliate” shall mean any entity (a) which owns and controls Tenant; (b) is owned and controlled by

Tenant; (c) is owned and controlled by an entity described in (a); (d) with which Tenant may merge or consolidate; or (e) which acquires all or substantially all of the capital stock or assets of Tenant.  Landlord acknowledges that as of the date hereof Emerald Ventures, Inc., and Corporate Development Outsourcing, Inc., existing occupants of the Premises, are Affiliates of Tenant and, accordingly, a sublease to such Affiliates does not require Landlord’s consent hereunder.

ARTICLE 14:       PERSONAL PROPERTY, RENT AND OTHER TAXES

Tenant shall pay prior to delinquency all taxes, charges or other governmental impositions, if any, assessed against or levied upon all fixtures, furnishings, personal property, systems and equipment located in or exclusively serving the Premises, and any Work to the Premises under Article 9 or other provisions of this Lease or related documentation.  Whenever possible, Tenant shall cause all such items to be assessed and billed separately from the other property of Landlord.  In the event any such items shall be assessed and billed with the other property of Landlord, Tenant shall pay Landlord its share of such taxes, charges or other governmental impositions within ten (10) business days after Landlord delivers a statement and a copy of the assessment or other documentation showing the amount of impositions applicable to Tenant’s property.

ARTICLE 15:       LANDLORD’S REMEDIES

A.            Default.  The occurrence of any one or more of the following events shall constitute a “Default” by Tenant and shall give rise to Landlord’s remedies set forth in Paragraph B below: (i) failure to make when due any payment of Rent, unless such failure is cured within five (5) days after notice (which notice may be in the form of a Landlord statutory five (5) day notice); (ii) failure to observe or perform any term or condition of this Lease other than the payment of Rent (or the other matters expressly described herein), unless such failure is cured within any period of time following notice expressly provided with respect thereto in other Articles hereof, or otherwise within a reasonable time, but in no event more than thirty (30) days following notice (provided, if the nature of Tenant’s failure is such that more time is reasonably required in order to cure, Tenant shall not be in Default if Tenant commences to cure within such period, diligently seeks and keeps Landlord reasonably advised of efforts to cure such failure to completion); (iii) failure to promptly cure upon notice thereof any condition which is hazardous, materially interferes with another Tenant or the operation or leasing of the Property, or may cause the imposition of a fine, penalty or other remedy on Landlord or its agents or affiliates, (iv) violating Article 13 respecting Transfers, or (v) (a) making by Tenant of any general assignment for the benefit of creditors, (b) filing by or for reorganization or arrangement under any Law relating to bankruptcy or insolvency (unless, in the case of a petition filed against Tenant, the same is dismissed within forty-five (45) days), (c) appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located in the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days, (d) attachment, execution or other judicial seizure of substantially all of Tenant’s assets located in the Premises or of Tenant’s interest in this Lease, (e) Tenant’s or any Guarantor’s convening of a meeting of its creditors or any class thereof for the purpose of effecting a moratorium upon or composition of its debts, (f) Tenant’s insolvency or admission of an inability to pay debts as they mature, or (g) other than with respect to the Sublease (as defined in as is more fully provided under Section 34.N below), a violation by Tenant or any affiliate of Tenant under any other lease or agreement with Landlord which is not cured within the time permitted for cure thereunder.  The notice and cure periods provided herein are in lieu of, and not in addition to, any notice and cure periods provided by Law.

B.            Remedies.  If a Default occurs, Landlord shall have the rights and remedies hereinafter set forth to the extent permitted by Law, which shall be distinct, separate and cumulative with and in addition to any other right or remedy allowed under any Law or other provision of this Lease:

(1)           Landlord may terminate this Lease and Tenant’s right of possession, reenter and repossess the Premises by detainer suit, summary proceedings or other lawful means, and recover from Tenant: (i) any unpaid Rent as of the termination date, (ii) the amount by which: (a) the present value of any unpaid Rent which would have accrued after the termination date during the balance of the Term exceeds (b) the present value of the reasonable rental value of the Premises under a lease substantially similar to this Lease, taking into account among other things the condition of the Premises, market conditions and the period of time the Premises may reasonably remain vacant before Landlord is able to re-lease the same to a suitable replacement tenant, and Costs of Reletting (as defined in Paragraph H below) that Landlord may incur in order to enter such replacement lease, (iii) any other amounts necessary to compensate Landlord for all damages caused by Tenant’s failure to perform its obligations under this Lease.  For purposes of computing the amount of Rent herein that would have accrued after the termination date, Tenant’s obligations for Taxes and Expenses shall be projected based upon the average rate of increase in such items from the Commencement Date through the termination date (or if such period shall be less than three years, then based on Landlord’s reasonable estimates).  The amounts computed in accordance with the foregoing subclauses (a) and (b) shall both be discounted in accordance with accepted financial practice at the rate of five percent (5%) per annum to the then present value.

(2)           Landlord may terminate Tenant’s right of possession, reenter and repossess the Premises by detainer suit, summary proceedings or other lawful means, without terminating this Lease, and recover from Tenant: (i) any unpaid Rent as of the date possession is terminated, (ii) any unpaid Rent which thereafter accrues during the Term from the date possession is terminated through the time of judgment (or which may have accrued from the time of any earlier judgment obtained by Landlord), less any consideration received from replacement tenants as further described and applied pursuant to Paragraph H below, and (iii) any other amounts necessary to compensate Landlord for all damages caused by Tenant’s failure to perform its obligations under this Lease, including all Costs of Reletting (as defined in Paragraph H below). Tenant shall pay any such amounts to Landlord as the same accrue or after the same have accrued from time to time upon demand.  At any time after terminating Tenant’s right to possession as provided herein, Landlord may terminate this Lease as provided in clause (1) above by notice to Tenant, and Landlord may pursue such other remedies as may be available to Landlord under this Lease or applicable Law.

C.            Mitigation of Damages.  If Landlord terminates this Lease or Tenant’s right to possession, Landlord shall mitigate Landlord’s damages to the extent required by applicable Law, subject to the following provisions.  If Landlord is required to mitigate damages: (i) Landlord shall be required only to use reasonable efforts to mitigate, which shall not exceed such efforts as Landlord generally uses to lease other space at the Property, (ii) Landlord will not be deemed to have failed to mitigate if Landlord or its affiliates lease any other portions of the Property or other projects owned by Landlord or its affiliates in the same geographic area, before reletting all or any portion of the Premises, and (iii) any failure to mitigate as described herein with respect to any period of time shall only reduce the Rent and other amounts to which Landlord is entitled hereunder by the reasonable rental value of the Premises during such period, taking into account the factors described in clause B(1) above.  In recognition that the value of the Property depends on the rental rates and terms of leases therein, Landlord’s rejection of a prospective replacement tenant based on an offer of rentals below Landlord’s published rates for new leases of comparable space at the Property at the time in question, or at Landlord’s option, below the rates provided in this Lease, or containing terms less favorable than those contained herein, shall not give rise to a claim by Tenant that Landlord failed to mitigate Landlord’s damages.

D.            Reletting.  If this Lease or Tenant’s right to possession is terminated, or Tenant abandons the Premises, Landlord may: (i) in accordance with all applicable Laws, enter and secure the Premises, change the locks, install barricades, remove any improvements, fixtures or other property of Tenant therein, perform any decorating, remodeling, repairs, alterations, improvements or additions and take such other actions as Landlord shall determine in Landlord’s sole discretion to prevent damage or deterioration to the Premises or prepare the same for reletting, and (ii) relet all or any portion of the Premises (separately or as part of a larger space), for any rent, use or period of time (which may extend beyond the Term hereof), and upon any other terms as Landlord shall determine in Landlord’s sole discretion. The consideration received from such reletting shall be applied pursuant to the terms of Paragraph H below, and if such consideration, as so applied, is not sufficient to cover all Rent and damages to which Landlord may be entitled hereunder, Tenant shall pay any deficiency to Landlord as the same accrues or after the same has accrued from time to time upon demand, subject to the other provisions hereof.

E.             Specific Performance and Collection of Rent.  Landlord shall at all times have the right without prior demand or notice except as required by applicable Law to: (i) seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease or restrain or enjoin a violation of any provision hereof, and Tenant hereby waives any right to require that Landlord post a bond or other security in connection therewith, and (ii) sue for and collect any unpaid Rent which has accrued.

F.             Late Charges, Interest and Returned Checks.  Tenant shall pay, as additional Rent, a service charge of Six Hundred Dollars ($600.00) or six percent (6%) of the delinquent amount, whichever is greater, if any portion of Rent is not received when due.  Notwithstanding the foregoing, Landlord shall not charge Tenant such service charge if Tenant cures such failure to pay any sum due within five (5) days after the due date thereof; provided, however, that Tenant shall only have such cure period one (1) time during any twelve (12) consecutive calendar month period.  In addition, any Rent not paid when due shall accrue interest from the due date at the Default Rate until payment is received by Landlord.  Such service charges and interest payments shall not be deemed consent by Landlord to late payments, nor a waiver of Landlord’s right to insist upon timely payments at any time, nor a waiver of any remedies to which Landlord is entitled as a result of the late payment of Rent.  If Landlord receives two (2) or more checks from Tenant which are returned by Tenant’s bank for insufficient funds, Landlord may require that all checks thereafter be bank certified or cashier’s checks (without limiting Landlord’s other remedies).  All bank service charges resulting from any bad checks shall be borne by Tenant.

G.            Landlord’s Cure of Tenant Defaults.  If Tenant is in Default Landlord shall have the right (but not the duty), to perform such obligation on behalf and for the account of Tenant.  In such event, Tenant shall reimburse Landlord upon demand, as additional Rent, for all expenses incurred by Landlord in performing such obligation together with an amount equal to fifteen percent (15%) thereof for Landlord’s overhead, and interest thereon at the Default Rate from the date such expenses were incurred.  Landlord’s performance of Tenant’s obligations hereunder shall not be deemed a waiver or release of Tenant therefrom.

H.            Other Matters.  No re-entry or repossession, repairs, changes, alterations and additions, reletting, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, nor shall the same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express notice of such intention is sent by Landlord to Tenant.  Landlord may bring suits for amounts owed by Tenant hereunder or any portions thereof, as the same accrue or after the same have accrued, and no suit or recovery of any portion due hereunder shall be deemed a waiver of Landlord’s right to collect all amounts to which Landlord is entitled hereunder, nor shall the same serve as any defense to any subsequent suit brought for any amount not therefor reduced to judgment.  Landlord may pursue one or more remedies against Tenant and need not make an election of remedies until findings of fact are made by a court of competent jurisdiction.  All rent and other consideration paid by any replacement tenants shall be applied at Landlord’s option: (i) first, to the Costs of Reletting, (ii) second, to the payment of all costs of enforcing this Lease against Tenant or any Guarantor, (iii) third, to the payment of all interest and service charges accruing hereunder, (iv) fourth, to the payment of Rent theretofore accrued, and (v) with the residue, if any, to be held by Landlord and applied to the payment of Rent and other obligations of Tenant as the same become due (and with any remaining residue to be retained by Landlord).  “Costs of Reletting” shall include without limitation, all reasonable costs and expenses incurred by Landlord for any repairs or other matters described in Paragraph D above, brokerage commissions, advertising costs, attorneys’ fees, and any commercially reasonable economic incentives given to enter leases with replacement tenants. The times set forth herein for the curing of Defaults by Tenant are of the essence of this Lease.  Tenant hereby irrevocably waives any right otherwise available under any Law to redeem or reinstate this Lease, or Tenant’s right to possession, after this Lease, or Tenant’s right to possession, is terminated based on a Default by Tenant.  Notwithstanding anything contained herein to the contrary, neither Landlord nor Tenant shall be liable for any consequential or punitive damages.

ARTICLE 16:       [INTENTIONALLY OMITTED]

ARTICLE 17:       ATTORNEYS’ FEES, JURY TRIAL, COUNTERCLAIMS AND VENUE

In the event of any litigation or arbitration between the parties relating to this Lease, the Premises or Property (including pretrial, trial, appellate, administrative, bankruptcy or insolvency proceedings), the prevailing party shall be entitled to recover its attorneys’ fees and costs as part of the judgment, award or settlement therein.  In the event of a breach of this Lease by either party which does not result in litigation but which causes the non-breaching party to incur attorneys’ fees or costs, the breaching party shall reimburse such fees and costs to the non-breaching party upon demand.  If either party or any of its officers, directors, trustees, beneficiaries, partners, agents, affiliates or employees shall be made a party to any litigation or arbitration commenced by or against the other party and is not at fault, the other party shall pay all reasonable costs, expenses and attorneys’ fees incurred by such parties in connection with such litigation.  IN THE INTEREST OF OBTAINING A SPEEDIER AND LESS COSTLY HEARING OF ANY DISPUTE, LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY

AGAINST THE OTHER ARISING OUT OF OR RELATING TO THIS LEASE, THE PREMISES OR THE PROPERTY.  Although such jury waiver is intended to be self-operative and irrevocable, Landlord and Tenant each further agree, if requested, to confirm such waivers in writing at the time of commencement of any such action, proceeding or counterclaim.  If Landlord commences any detainer suit, summary proceedings or other action seeking possession of the Premises, Tenant agrees not to interpose by consolidation of actions, removal to chancery or otherwise, any counterclaim, claim of set-off, recoupment or deduction of Rent, or other claim seeking affirmative relief of any kind (except a mandatory or compulsory counterclaim which Tenant would forfeit if not so interposed).  Any action or proceeding brought by either party against the other for any matter arising out of or in any way relating to this Lease, the Premises or the Property, shall be heard in the Circuit Court of Cook County, Illinois sitting in the central business district of the City of Chicago.

ARTICLE 18:       SUBORDINATION, ATTORNMENT AND LENDER PROTECTION

This Lease is subject and subordinate to all Mortgages now or hereafter placed upon the Property, and all other encumbrances and matters of public record applicable to the Property.  Whether before or after any foreclosure or power of sale proceedings are initiated or completed by any Lender or a deed in lieu is granted (or any ground lease is terminated), Tenant agrees upon written request of any such Lender or any purchaser at such sale, to attorn and pay Rent to such party, and recognize such party as Landlord (provided such Lender or purchaser shall agree not to disturb Tenant’s occupancy so long as Tenant does not Default hereunder, on a form customarily used by, or otherwise reasonably acceptable to, such party).  However, in the event of attornment, no Lender shall be: (i) liable for any act or omission of Landlord, or subject to any offsets or defenses which Tenant might have against Landlord (arising prior to such Lender becoming Landlord under such attornment), (ii) liable for any security deposit or bound by any prepaid Rent not actually received by such Lender, or (iii) bound by any modification of this Lease not consented to by such Lender.  Any Lender may elect to make this Lease prior to the lien of its Mortgage by written notice to Tenant, and if the Lender of any prior Mortgage shall require, this Lease shall be prior to any subordinate Mortgage; such elections shall be effective upon written notice to Tenant, or shall be effective as of such earlier or later date set forth in such notice.  Tenant agrees to give any Lender by certified mail, return receipt requested, a copy of any notice of default served by Tenant upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of service on Tenant of a copy of an assignment of leases, or otherwise) of the address of such Lender.  Tenant further agrees that if Landlord shall have failed to cure such default within the time permitted Landlord for cure under this Lease, any such Lender whose address has been provided to Tenant shall have an additional period of thirty (30) days in which to cure (or such additional time as may be required due to causes beyond such Lender’s control, including time to obtain possession of the Property by appointment of receiver, power of sale or judicial action).  Should any current or prospective Lender require a modification or modifications to this Lease which will not cause an increased cost or otherwise materially and adversely change the rights and obligations of Tenant hereunder, Tenant agrees that this Lease shall be so modified by a document which is, in form and substance, reasonably acceptable to Tenant.  Except as expressly provided to the contrary herein, the provisions of this Article shall be self-operative; however Tenant shall execute and deliver, within ten (10) business days after requested, such documentation as Landlord or any Lender may reasonably request from time to time, whether prior to or after a foreclosure or power of sale proceeding is initiated or completed, a deed in lieu is delivered, or a ground lease is terminated, in order to further confirm or effectuate the matters set forth in this Article in recordable form. Tenant hereby waives the provisions of any

Law (now or hereafter adopted) which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease or Tenant’s obligations hereunder if foreclosure or power of sale proceedings are initiated, prosecuted or completed.

Currently, there is no Mortgage encumbering the Building.  With respect to any future Mortgage, upon written request by Tenant, Landlord will use reasonable efforts to obtain a non-disturbance, subordination and attornment agreement from the mortgagee on such mortgagee’s then current standard form of agreement.  “Reasonable efforts” of Landlord shall not require Landlord to incur any cost, expense or liability to obtain such agreement.

ARTICLE 19:       ESTOPPEL CERTIFICATES

Tenant shall from time to time, within five (5) business days after written request from Landlord, execute, acknowledge and deliver a statement certifying: (i) that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease as so modified, is in full force and effect (or specifying the ground for claiming that this Lease is not in force and effect), (ii) the dates to which the Rent has been paid, (iii) that Tenant is in possession of the Premises, and paying Rent on a current basis with, to Tenant’s knowledge, no offsets, defenses or claims, or specifying the same if any are claimed, (iv) that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord or Tenant which are pertinent to the request, or specifying the same if any are claimed, and (v) certifying such other matters, and including such current financial statements (unless, however, Tenant is a publicly traded company and such current financial statements are publicly available to Landlord), as Landlord may reasonably request, or as may be reasonably requested by Landlord’s current or prospective Lenders, insurance carriers, auditors, and prospective purchasers (and including a comparable certification statement from any subtenant respecting its sublease).  Any such statement may be relied upon by any such parties.  If Tenant shall fail to execute and return such statement within the time required herein, and does not cure such failure within three (3) business days after a second notice given to Tenant, then Tenant shall be deemed to be in Default hereunder.

Landlord shall from time to time, within ten (10) business days after written request from Tenant, execute, acknowledge and deliver a statement certifying:  (i) that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect (or specifying the ground for claiming that this Lease is not in full force and effect), (ii) the dates to which Rent has been paid, (iii) that there are not, to Landlord’s knowledge, any uncured defaults on the part of Landlord and Tenant which are pertinent to the request, or specifying the same if they are claimed, and (iv) certifying such other matters as Tenant may reasonable request.  Any such statement may be relied upon by the party to whom it is addressed.

ARTICLE 20:       RIGHTS RESERVED BY LANDLORD

Except to the extent expressly limited herein, Landlord reserves full rights to control the Property (which rights may be exercised without subjecting Landlord to claims for constructive eviction, abatement of Rent, damages or other claims of any kind), including more particularly, but without limitation, the following rights:

A.            General Matters.  To: (i) upon not less than ninety (90) days prior notice to Tenant, change the name or street address of the Property or designation of the Premises, (ii) install and maintain signs on the exterior and interior of the Property, and grant any other

Person the right to do so, (iii) retain at all times, and use in appropriate instances, but subject to the other requirements of this Lease, keys to all doors within and into the Premises, (iv) grant to any Person the right to conduct any business or render any service at the Property, whether or not the same are similar to the use permitted Tenant by this Lease, (v) grant any Person the right to use separate security personnel and systems respecting access to their premises, (vi) have access for Landlord and other tenants of the Property to any mail chutes located on the Premises according to the rules of the United States Postal Service (and to install or remove such chutes), and (vii) in case of fire, invasion, insurrection, riot, civil disorder, public excitement or other dangerous condition, or threat thereof: (a) limit or prevent access to the Property, (b) shut down elevator service, (c) activate elevator emergency controls, and (d) otherwise take such action or preventative measures deemed necessary by Landlord for the safety of tenants of the Property or the protection of the Property and other property located thereon or therein (but this provision shall impose no duty on Landlord to take such actions, and no liability for actions taken in good faith).

B.            Access To Premises.  To enter the Premises in order to: (i) inspect, (ii) supply cleaning service or other services to be provided Tenant hereunder, (iii) show the Premises to current and prospective Lenders, insurers, purchasers, brokers and governmental authorities and, during the last twelve (12) months of the Term hereof or after any Default by Tenant hereunder, prospective tenants, and (v) perform any work or take any other actions under Paragraph (C) below, or exercise other rights of Landlord under this Lease or applicable Laws.  However, Landlord shall: (a) provide reasonable advance written or oral notice to Tenant’s on-site manager or other appropriate person (except in emergencies), (b) take reasonable steps to minimize any disruption to Tenant’s business, and following completion of any work, return Tenant’s leasehold improvements, fixtures, property and equipment to the original locations and condition to the fullest extent reasonably possible, and (c) avoid materially changing the configuration or reducing the square footage of the Premises, unless required by Laws (and in the event of any permanent material reduction, the Rent and other rights and obligations of the parties based on the square footage of the Premises shall be proportionately reduced).  Tenant shall not place partitions, furniture or other obstructions in the Premises which may prevent or impair Landlord’s access to the Systems and Equipment for the Property or the Systems and Equipment for the Premises.  If Tenant requests that any such access occur before or after Landlord’s regular business hours and Landlord approves, Tenant shall pay all overtime and other additional costs in connection therewith.

C.            Changes To The Property.  To: (i) paint and decorate, (ii) perform repairs or maintenance, and (iii) make replacements, restorations, renovations, alterations, additions and improvements, structural or otherwise (including freon retrofit work), in and to the Property or any part thereof, including any adjacent building, structure, facility, land, street or alley, or change the uses thereof (including changes, reductions or additions of corridors, entrances, doors, lobbies, parking facilities and other areas, structural support columns and shear walls, elevators, stairs, escalators, mezzanines, solar tint windows or film, kiosks, planters, sculptures, displays, and other amenities and features therein, and changes relating to the connection with or entrance into or use of the Property or any other adjoining or adjacent building or buildings, now existing or hereafter constructed).  In connection with such matters, Landlord may among other things erect scaffolding, barricades and other structures, open ceilings, close entry ways, restrooms, elevators, stairways, corridors, parking and other areas and facilities, and take such other actions as Landlord deems appropriate.  However, Landlord shall: (a) take reasonable steps to minimize or avoid any denial of access to the Premises except when necessary on a temporary basis, and (b) in connection with entering the Premises shall comply with Paragraph B above.

D.            [intentionally omitted]

ARTICLE 21:       TENANT’S REMEDIES

If Landlord shall fail to perform any obligation under this Lease required to be performed by Landlord, Landlord shall not be deemed to be in default hereunder nor subject to any claims for damages of any kind, unless such failure shall have continued for a period of thirty (30) days after notice thereof by Tenant (provided, if the nature of Landlord’s failure is such that more time is reasonably required in order to cure, Landlord shall not be in default if Landlord commences to cure within such period and thereafter diligently seeks to cure such failure to completion).  If Landlord shall default and fail to cure as provided herein, Tenant shall have such rights and remedies as may be available to Tenant under applicable Laws, subject to the other provisions of this Lease; provided, Tenant shall have no right of self-help to perform repairs or any other obligation of Landlord, and shall have no right to withhold, set-off, or abate Rent, or terminate this Lease, and Tenant hereby expressly waives the benefit of any Law to the contrary; provided further, however, that notwithstanding the foregoing, if Tenant obtains a final monetary judgement against Landlord from a court of competent jurisdiction and if Landlord fails to satisfy same within thirty (30) days after the date of such final judgement, then Tenant may set-off the amount of such unpaid final judgement against Rent.

ARTICLE 22:       INDEMNIFICATION

Except to the extent arising from the intentional misconduct or negligent acts of Landlord, Tenant shall defend, indemnify and hold Landlord harmless from and against any and all claims, demands, losses, penalties, fines, fees, charges, assessments, liabilities, damages, judgments, orders, decrees, actions, administrative or other proceedings, costs and expenses (including court costs, attorneys’ fees, and expert witness fees), arising from or relating to: (i) any violation or breach of this Lease or applicable Law by any Tenant Parties (as defined below), (ii) damage, loss or injury to persons, property or business occurring in, about or from the Premises, and (iii) damage, loss or injury to persons, property or business directly or indirectly arising out of any Tenant Party’s use of the Premises or Property, or out of any other act or omission of any Tenant Parties.  For purposes of this provision, “Tenant Parties” shall mean Tenant, any other occupant of the Premises and any of their respective agents, employees, invitees, Transferees and contractors.  Without limiting the generality of the foregoing, Tenant specifically acknowledges that the undertaking herein shall apply to claims in connection with or arising out of any “Work” as described in Article 9, Tenant’s installation, maintenance, use or removal of any “Lines” as described in Article 29, Tenant’s transportation, use, storage, maintenance, generation, manufacturing, handling, disposal, release, discharge, spill or leak of any “Hazardous Material” as described in Article 30, and violations of Tenant’s responsibilities respecting the Disabilities Acts as described in Article 31 (whether or not any of such matters shall have been theretofore approved by Landlord).

ARTICLE 23:       RETURN OF POSSESSION

At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall vacate and surrender possession of the entire Premises in the condition required under Article 8 and the Rules, ordinary wear and tear and damage caused by fire or other casualty excepted, shall surrender all keys and key cards, and any parking transmitters, stickers or cards, to Landlord, and shall remove all personal property and office trade fixtures that may be readily removed without material damage to the Premises or Property.  All improvements, fixtures and other items, including ceiling light fixtures, HVAC equipment, plumbing fixtures, hot water heaters, fire suppression and sprinkler systems, “Lines” under Article 29, interior stairs, wall coverings, carpeting and other flooring, blinds, drapes and window treatments, in or serving the Premises, whether installed by Tenant or Landlord, shall be Landlord’s property and shall remain upon the Premises, all without compensation, allowance or credit to Tenant, unless Landlord elects otherwise as provided herein.  If Landlord requires removal of any Work pursuant to Article 9.E. above, Tenant shall promptly remove same and restore the Premises to the condition prior to the installation of such items in a good and workmanlike manner.  Notwithstanding anything contained herein to the contrary, except with respect to Lines, Landlord shall not require Tenant to remove any improvements currently existing in the Premises as of the date of this Lease.  If Tenant shall fail to perform any repairs or restoration, or fail to remove any items from the Premises required hereunder, Landlord may do so and Tenant shall pay Landlord’s charges therefor upon demand.  All property removed from the Premises by Landlord pursuant to any provisions of this Lease or any Law may be handled or stored by Landlord at Tenant’s expense, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof.  All property not removed from the Premises or retaken from storage by Tenant within thirty (30) days after expiration or earlier termination of this Lease or Tenant’s right to possession, shall at Landlord’s option be conclusively deemed to have been conveyed by Tenant to Landlord as if by bill of sale without payment by Landlord.  Unless prohibited by applicable Law, Landlord shall have a lien against such property for the costs incurred in removing and storing the same.  Tenant hereby waives any statutory notices to vacate or quit the Premises upon expiration of this Lease.

ARTICLE 24:       HOLDING OVER

Unless Landlord expressly agrees otherwise in writing, Tenant shall pay Landlord 150% of the amount of Rent then in effect immediately prior to expiration or earlier termination of this Lease, computed on a monthly basis for each month or portion thereof that Tenant shall fail to vacate or surrender possession of the Premises or any part thereof after expiration or earlier termination of this Lease as required under Article 23, together with all damages sustained by Landlord on account thereof.  Tenant shall pay such amounts on demand, and, in the absence of demand, monthly in advance.  The foregoing provisions, and Landlord’s acceptance of any such amounts, shall not serve as permission for Tenant to hold-over, nor serve to extend the Term (although Tenant shall remain a tenant-at-sufferance bound to comply with all provisions of this Lease until Tenant properly vacates the Premises, and shall be subject to the provisions of Article 23).  Landlord shall, in accordance with all applicable Laws, have the right at any time after expiration or earlier termination of this Lease or Tenant’s right to possession to reenter and possess the Premises and remove all property and persons therefrom, and Landlord shall have such other remedies for holdover as may be available to Landlord under other provisions of this Lease or applicable Laws.

ARTICLE 25:       NOTICES

Except as expressly provided to the contrary in this Lease, every notice or other communication to be given by either party to the other with respect hereto or to the Premises or Property, shall be in writing and shall not be effective for any purpose unless the same shall be served personally or by national air courier service, or United States certified mail, return receipt requested, postage prepaid, to the parties at the addresses set forth in Article 1, or such other address or addresses as Tenant or Landlord may from time to time designate by notice given as above provided.  Every notice or other communication hereunder shall be deemed to have been given as of the third business day following the date of such mailing (or as of any earlier date evidenced by a receipt from such national air courier service or the United States Postal Service) or immediately if personally delivered.  Notices not sent in accordance with the foregoing shall be of no force or effect until received by the foregoing parties at such addresses required herein.

ARTICLE 26:       REAL ESTATE BROKERS

Tenant and Landlord each represent to the other that they have dealt only with the broker, if any, designated in Article 1 (whose commission, if any, shall be paid by Landlord pursuant to separate agreement) as broker, agent or finder in connection with this Lease, and agrees to indemnify and hold the other party harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) arising from any claims or demands of any other broker, agent or finder with whom the indemnifying party has dealt for any commission or fee alleged to be due in connection with its participation in the procurement of Tenant or the negotiation of this Lease.

ARTICLE 27:       NO WAIVER

No provision of this Lease will be deemed waived by either party unless expressly waived in writing and signed by the waiving party.  No waiver shall be implied by delay or any other act or omission of either party.  No waiver by either party of any provision of this Lease shall be deemed a waiver of such provision with respect to any subsequent matter relating to such provision, and Landlord’s consent or approval respecting any action by Tenant shall not constitute a waiver of the requirement for obtaining Landlord’s consent or approval respecting any subsequent action.  Acceptance of Rent by Landlord directly or through any agent or lock-box arrangement shall not constitute a waiver of any breach by Tenant of any term or provision of this Lease (and Landlord reserves the right to return or refund any untimely payments if necessary to preserve Landlord’s remedies).  No acceptance of a lesser amount of Rent shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due.  The acceptance of Rent or of the performance of any other term or provision from, or providing directory listings or services for, any Person other than Tenant shall not constitute a waiver of Landlord’s right to approve any Transfer.  No delivery to, or acceptance by, Landlord or its agents or employees of keys, nor any other act or omission of Tenant or Landlord or their agents or employees, shall be deemed a surrender, or acceptance of a surrender, of the Premises or a termination of this Lease, unless stated expressly in writing by Landlord.

ARTICLE 28:       SAFETY AND SECURITY DEVICES, SERVICES AND PROGRAMS

The parties acknowledge that safety and security devices, services and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts, or ensure safety of persons or property.  The risk that any safety or security device, service or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s property and interests, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses, as further described in Article 10.  Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by Law.

ARTICLE 29:       TELECOMMUNICATION LINES

A.            Telecommunication Lines.  Subject to Landlord’s continuing right of supervision and approval, which approval shall not be unreasonably withheld, conditioned or delayed, and the other provisions hereof, Tenant may: (i) install telecommunication lines (“Lines”) connecting the Premises to Landlord’s terminal block serving the floor or floors on which the Premises are located, or (ii) use such Lines as may currently exist and already connect the Premises to such terminal block.  Landlord’s predecessor or independent contractor has heretofore connected such terminal block through riser system Lines to Landlord’s main distribution frame (“MDF”) for the Property.  Landlord disclaims any representations, warranties or understandings concerning the capacity, design or suitability of Landlord’s riser Lines, MDF or related equipment.  If there is, or will be, more than one tenant on any floor, at any time, Landlord may allocate, and periodically reallocate, connections to the terminal block based on the proportion of square feet each tenant occupies on such floor, or the type of business operations or requirements of such tenants, in Landlord’s reasonable discretion.  Landlord may arrange for an independent contractor to review Tenant’s requests for approval hereunder, monitor or supervise Tenant’s installation, connection and disconnection of Lines, and provide other such services, or Landlord may provide the same.  In each case, Tenant shall pay Landlord’s reasonable fees and costs therefor as provided in Article 9.

B.            Installation.  Tenant may install and use Tenant’s Lines and make connections and disconnections at the terminal blocks as described above, provided Tenant shall: (i) obtain Landlord’s prior written approval of all aspects thereof, (ii) use an experienced and qualified contractor reasonably approved in writing in advance by Landlord (whom Landlord may require to enter an access and indemnity agreement on Landlord’s then standard form of agreement therefor), (iii) comply with such inside wire standards as Landlord may adopt from time to time, and all other provisions of this Lease, including Article 9 respecting Work, and the Rules respecting access to the wire closets, (iv) not install Lines in the same sleeve, chaseway or other enclosure in close proximity with electrical wire, and not install PVC-coated Lines under any circumstances, (v) thoroughly test any riser Lines to which Tenant intends to connect any Lines to ensure that such riser Lines are available and are not then connected to or used for telephone, data transmission or any other purpose by any other party (whether or not Landlord has previously approved such connections), and not connect to any such unavailable or connected riser Lines, and (vi) not connect any equipment to the Lines which may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, unless the Lines therefor (including riser Lines) are appropriately insulated to prevent such excessive electromagnetic fields or radiation (and such insulation shall not be provided by the use of additional unused twisted pair Lines).  As a condition to permitting installation of new Lines, Landlord may require that Tenant remove any existing Lines located in or serving the Premises.

C.            Limitation of Liability.  Unless due solely to Landlord’s intentional misconduct or grossly negligent acts, Landlord shall have no liability for damages arising, and Landlord does not warrant that the Tenant’s use of the Lines will be free, from the following (collectively called “Line Problems”): (i) any eavesdropping, wire-tapping or theft of long distance access codes by unauthorized parties, (ii) any failure of the Lines to satisfy Tenant’s requirements, or (iii) any capacitance, attenuation, cross-talk or other problems with the Lines, any misdesignation of the Lines in the MDF room or wire closets, or any shortages, failures, variations, interruptions, disconnections, loss or damage caused by or in connection with the installation, maintenance, replacement, use or removal of any other Lines or equipment at the Property by or for other tenants at the Property, by any failure of the environmental conditions at or the power supply for the Property to conform to any requirements of the Lines or any other problems associated with any Lines or by any other cause.  Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of any Rent or other charges under the Lease, or relieve Tenant from performance of Tenant’s obligations under the Lease as amended herein, provided, however, that the foregoing shall not be deemed or construed as a waiver of damages caused by the intentional misconduct or grossly negligent acts of Landlord.

ARTICLE 30:       HAZARDOUS MATERIALS

A.            Hazardous Materials Generally Prohibited.  Tenant shall not transport, use, store, maintain, generate, manufacture, handle, dispose, release, discharge, spill or leak any “Hazardous Material” (as defined below), or permit Tenant’s employees, agents, contractors, or other occupants of the Premises to engage in such activities on or about the Property.  However, the foregoing provisions shall not prohibit the transportation to and from, and use, storage, maintenance and handling within, the Premises of substances customarily and lawfully used in the business which Tenant is permitted to conduct in the Premises under this Lease, but only as an incidental and minor part of such business, provided: (i) such substances shall be properly labeled, contained, used and stored only in small quantities reasonably necessary for such permitted use of the Premises and the ordinary course of Tenant’s business therein, strictly in accordance with applicable Laws and the manufacturers’ instructions therefor, (ii) Tenant shall provide Landlord with ten (10) days advance notice and, to the extent required by Law or Landlord’s insurance carrier, current Material Safety Data Sheets (“MSDSs”) therefor, and Landlord reserves the right to prohibit or limit such substances in each such instance, (iii) such substances shall not be disposed of, released, discharged or permitted to spill or leak in or about the Premises or the Property (and under no circumstances shall any Hazardous Material be disposed of within the drains or plumbing facilities in or serving the Premises or Property or in any other public or private drain or sewer, regardless of quantity or concentration), (iv) if any applicable Law or Landlord’s trash removal contractor requires that any such substances be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant’s expense for such disposal in approved containers directly with a qualified and licensed disposal company at a lawful disposal site, (v) any remaining such substances shall be completely, properly and lawfully removed from the Property upon expiration or earlier termination of this Lease, and (vi) for purposes of removal and disposal of any such substances, Tenant shall be named as the owner, operator and generator, shall obtain a waste generator identification number, and shall execute all permit applications, manifests, waste characterization documents and any other required forms.

B.            Notifications and Records.  Tenant shall immediately notify Landlord of: (i) any inspection, enforcement, cleanup or other regulatory action taken or threatened by any regulatory authority with respect to any Hazardous Material on or from the Premises or the migration thereof from or to other property, (ii) any demands or claims made or threatened by any party relating to any loss or injury claimed to have resulted from any Hazardous Material on or from the Premises, (iii) any release, discharge, spill, leak, disposal or transportation of any Hazardous Material on or from the Premises in violation of this Article, and any damage, loss or injury to persons, property or business resulting or claimed to have resulted therefrom, and (iv) any matters where Tenant is required by Law to give a notice to any regulatory authority respecting any Hazardous Materials on or from the Premises.  Landlord shall have the right (but not the obligation) to notify regulatory authorities concerning actual and claimed violations of this Article.  Tenant shall promptly upon written request from time to time provide Landlord with copies of all MSDSs, permits, approvals, memos, reports, correspondence, complaints, demands, claims, subpoenas, requests, remediation and cleanup plans, and all papers of any kind filed with or by any regulatory authority and any other books, records or items pertaining to Hazardous Materials that are subject to the provisions of this Article (collectively referred to herein as “Tenant’s Hazardous Materials Records”).

C.            Clean Up Responsibility.  If any Hazardous Material is released, discharged or disposed of, or permitted to spill or leak, by Tenant, its agents, contractors or employees, in violation of the foregoing provisions, Tenant shall immediately and properly clean up and remove the Hazardous Materials from the Premises, Property and any other affected property and clean or replace any affected personal property (whether or not owned by Landlord) in compliance with applicable Laws, at Tenant’s expense (without limiting Landlord’s other remedies therefor).  Such clean up and removal work and any testing, investigation, feasibility and impact studies, and the preparation and implementation of any remedial action plan required by any court or regulatory authority having jurisdiction (“Tenant Remedial Work”) shall be considered Work under Article 9 and subject to the provisions thereof, including Landlord’s prior written approval (except in emergencies).  In connection therewith, Tenant shall provide documentation evidencing that all Tenant Remedial Work or other action required hereunder has been properly and lawfully completed (including a certificate addressed to Landlord from a environmental consultant reasonably acceptable to Landlord, in such detail and form as Landlord may reasonably require).  If any Hazardous Material is released, discharged, disposed of, or permitted to spill or leak on or about the Property or the Premises and is not caused by Tenant or other occupants of the Premises, or their agents, employees, Transferees, or contractors, such release, discharge, disposal, spill or leak shall be deemed casualty damage under Article 11 to the extent that the Premises and Tenant’s use thereof is affected thereby; in such case, Landlord and Tenant shall have the obligations and rights respecting such casualty damage provided under this Lease.

D.            Hazardous Material Defined.  The term “Hazardous Material” for purposes hereof shall include, but not be limited to: (i) any flammable, explosive, toxic, radioactive, biological, corrosive or otherwise hazardous chemical, substance, liquid, gas, device, form of energy, material or waste or component thereof, (ii) petroleum-based products, diesel fuel, paints, solvents, lead, radioactive materials, cyanide, biohazards, medical or infectious waste and “sharps”, printing inks, acids, DDT, pesticides, ammonia compounds, and any other items which now or subsequently are found to have an adverse effect on the environment or the health and safety of persons or animals or the presence of which require investigation or remediation under any Law or governmental policy, and (iii) any item defined as a “hazardous substance”, “hazardous material”, “hazardous waste”, “regulated substance” or “toxic substance” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq., Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq., Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., Clean Water Act, 33 U.S.C. §1251, et seq., Safe Drinking Water Act, 14 U.S.C. §300f, et seq., Toxic Substances Control Act, 15 U.S.C. §2601, et seq., Atomic Energy Act of 1954, 42 U.S.C. §2014 et seq., and any similar federal, state or local Laws, and all regulations, guidelines, directives and other requirements thereunder, all as may be amended or supplemented from time to time.

E.             Fees, Taxes, Fines and Remedies.  Tenant shall pay, prior to delinquency, any and all fees, taxes (including excise taxes), penalties and fines arising from or based on

Tenant’s activities involving Hazardous Material on or about the Premises or Property, and shall not allow such obligations to become a lien or charge against the Property or Landlord.  If Tenant violates any provision of this Article with respect to any Hazardous Materials, Landlord may: (i) require that Tenant immediately remove all Hazardous Materials from the Premises and discontinue using, storing and handling Hazardous Materials in the Premises, and/or (ii) pursue such other remedies as may be available to Landlord under this Lease or applicable Law.

F.             Existing Conditions.  Notwithstanding anything contained herein to the contrary, Tenant shall have no obligation to clean up, or to reimburse, release, indemnify or defend Landlord with respect to, Hazardous Materials, if any, which may exist in or on the Premises as of the date hereof, except to the extent that Tenant knowingly exacerbates the same or fails to notify Landlord of the existence of any such Hazardous Material after acquiring knowledge thereof.  As more fully provided under Section 7.B above, Landlord, and not Tenant shall be responsible for remedying any violations of Laws, including Laws governing Hazardous Materials, existing in the Property as of the date hereof and the costs and expenses incurred by Landlord in so remedying such existing violations shall not be included in Expenses.

ARTICLE 31:       DISABILITIES ACTS

The parties acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder (“ADA”), and any similarly motivated state and local Laws (“Local Barriers Acts”), as the same may be amended and supplemented from time to time (collectively referred to herein as the “Disabilities Acts”) establish requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Premises and Property depending on, among other things: (i) whether Tenant’s business is deemed a “public accommodation” or “commercial facility”, (ii) whether such requirements are “readily achievable”, and (iii) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements.  The parties hereby agree that: (a) Landlord shall be responsible for any required ADA Title III and related Local Barriers Acts compliance in the common areas, except as provided below, (b) Tenant shall perform any required ADA Title III and related Local Barriers Acts compliance in the Premises, and (c) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III and related Local Barriers Acts “path of travel” and other requirements triggered by any public accommodation or other use of, or alterations in, the Premises.  Tenant shall be responsible for ADA Title I and related Local Barriers Acts requirements relating to Tenant’s employees, and Landlord shall be responsible for ADA Title I and related Local Barriers Acts requirements relating to Landlord’s employees.

ARTICLE 32:       DEFINITIONS

(A)          “Building” shall mean the structure (or the portion thereof owned by Landlord) identified in Article 1.

(B)           “Default Rate” shall mean the Prime Rate (as hereinafter defined) plus five percent (5%) per annum, or the highest rate permitted by applicable Law, whichever shall be less.  “Prime Rate” shall mean the highest of the Prime Rates as reported in the Money Rate Section of the Wall Street Journal.  If the Wall Street Journal no longer publishes the Prime Rate as an index, Landlord may substitute a comparable index including the Prime Rate or reference rate of a reputable financial institution.

C)            “Expenses” shall mean all expenses, costs and amounts (other than Taxes) of every kind and nature relating to the ownership, management, repair, maintenance, replacement, insurance and operation of the Property, including any amounts paid for: (i) utilities for the Property, including electricity, power, gas, steam, oil or other fuel, water, sewer, lighting, heating, air conditioning and ventilating, (ii) permits, licenses, inspections, warrants and certificates necessary to operate, manage and lease the Property, (iii) costs of complying with Laws not applicable to the Building as of the date hereof, including any freon retrofitting and compliance with the “Disabilities Acts” (as described in Article 31), (iv) insurance applicable to the Property, not limited to that required under this Lease, and which may include earthquake, boiler, rent loss, workers’ compensation and employers’ liability, builders’ risk, automobile and other coverages, including a reasonable allocation of costs under any blanket policies, (v) supplies, materials, tools, equipment, uniforms, and vehicles used in the operation, repair, maintenance, security, and other services for the Property, including rental, installment purchase and financing agreements therefor and interest thereunder, (vi) accounting, legal, inspection, consulting, concierge, alarm monitoring, security, janitorial, trash removal, snow and ice removal, and other services, (vii) management company fees, (viii) wages, salaries and other compensation and benefits (including health, life and disability insurance, savings, retirement and pension programs, and the fair value of any parking privileges, including those provided through collective bargaining agreements) for any manager and other personnel or parties engaged in the operation, repair, maintenance, security or other services for the Property, and employer’s FICA contributions, unemployment taxes or insurance, any other taxes which may be levied on such wages, salaries, compensation and benefits, and data or payroll processing expenses relating thereto (if the manager or other personnel handle other properties, the foregoing expenses shall be allocated appropriately between the Property and such other properties), (ix) payments under any easement, cross or reciprocal easement, operating agreement, tunnel agreement, declaration, covenant, or other agreement or instrument pertaining to the sharing of costs for common areas or other matters between the Property and any other property (and a credit against Expenses for any payments received pursuant to the foregoing), (x) parking surcharges or fees that may result from any environmental or other Law or guideline (except to the extent such surcharges or fees are directly recovered from users of the parking facility, it being the intent that Landlord not double collect such surcharges or fees), and any sales, use, value-added or other taxes on supplies or services for the Property, (xi) the costs of operating and maintaining any on-site office at the Property, including the fair rental value thereof, telephone charges, postage, stationery and photocopying expenses, and telephone directory listings, (xii) the cost of any imputed rental value for, as well as the cost of maintaining and operating, conference rooms and related common facilities in the Property (but only to the extent the costs thereof exceed any revenues generated by the use of such facilities), (xiii) the amount of insurance premiums saved by electing higher than customary deductibles, if Landlord does not also include in Expenses the losses incurred as a result of having such higher deductibles, and (xiv) operation, maintenance, repair, installation, replacement, inspection, testing, painting, decorating and cleaning of the Property, and any items located off-site but installed for the benefit of the Property, including: (a) sidewalks, curbs, loading and service areas and driveways, (b) storm and sanitary drainage systems, (c) ”Lines” under Article 29, and other Systems and Equipment, and (d) all other portions, facilities, features and amenities of the Property, including common area fixtures, equipment and other items therein or thereon, floors, floor coverings, corridors, ceilings, foundations, walls, wall-coverings, restrooms, lobbies, trash compactors, doors, locks and hardware, windows, gutters, downspouts, roof flashings and roofs.  The foregoing provision is for definitional purposes only and shall not be construed to impose any obligation upon Landlord to incur such expenses.  Landlord may retain independent contractors (or affiliated contractors at market rates) to provide any services or perform any work, in which case the costs thereof shall be deemed Expenses.  Expenses shall not, however, include:

(1)           depreciation, interest and amortization on any Mortgages and other debt costs or ground lease payments (except interest on the cost of capital expenditures to the extent permitted below, and ground lease payments for Taxes and Expenses); legal fees in connection with leasing, tenant disputes or enforcement of leases; real estate brokers’ leasing commissions; improvements or alterations to tenant spaces; the cost of providing any service directly to, and paid directly by, any tenant; costs of any items to the extent Landlord receives reimbursement from a third party (excluding payments by tenants for Taxes and Expenses); costs relating to non-office rentable areas of the Property to the extent that Landlord deducts such rentable areas in determining Tenant’s Share of Expenses under Article 4; cost of correcting any violations of applicable governmental laws and regulations, including laws relating to Hazardous Materials, the ADA and Local Barriers Acts, to the extent applicable to the Building as of the date of this Lease; advertising, marketing or promotional expenses not related to the operation or management of the Building and leasing, sales or other commissions relating to procuring new tenants for the Building; any cost or expenditure for which Landlord is reimbursed (or which should be reimbursed if Landlord maintained the insurance required under this Lease), whether by insurance proceeds, condemnation awards, refunds, credits, warranties, service contracts or from any tenant (including Tenant) of the Building or otherwise (excluding payments by tenants for Taxes and Expenses); the cost of any kind of service, work or utilities furnished to any other tenant in the Building which Landlord does not generally make available to all tenants in the Building; costs incurred in connection with the sale, financing, refinancing, mortgaging, selling or change of ownership of the Building, including brokerage commissions, attorneys’ and accountants’ fees, closing costs, title insurance premium, transfer taxes and interests charges; all amounts which would otherwise be included in Expenses which are paid to any affiliate or subsidiary of Landlord, to the extent the costs of such services exceed the competitive rates for similar services of comparable quality rendered by persons or entities of similar skill, competence and experience; the cost of acquiring sculptures, paintings and other objects of fine art, except for incidental artwork for the common areas; and

(2)           capital expenditures (including rentals incurred in leasing equipment ordinary considered to be of a capital improvement nature if purchased), except those: (i) made primarily to reduce Expenses, or to comply with Laws or insurance requirements not applicable to the Building as of the date hereof, or which are intended to enhance the safety of the Property, or (ii) for replacements of nonstructural items located in the common areas of the Property required to keep such areas in first class condition.  To the extent that any such permitted capital expenditure exceeds $5,000, such excess shall be amortized for purposes of this Lease over the shorter of: (x) the period during which the reasonably estimated savings in Expenses equals the expenditure, (y) the shortest period over which Landlord may depreciate such item under the Federal Tax Code then in effect, or (z) the useful life of the item, but in no event more than ten (10) years; provided, Landlord may elect any longer period in Landlord’s discretion.  In each such case, Landlord may include interest on the unamortized amount at the prevailing loan rate available to Landlord when the cost was incurred.  Expenses shall include any remaining amortization of such permitted capital expenditures made prior to the date of this Lease.

(D)          “Holidays” shall mean all federal holidays, and holidays observed by the State of Illinois, including New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Veterans’ Day, Thanksgiving Day, Christmas Day, and to the extent of services provided by union members engaged at the Property, such other holidays observed by such unions.

(E)           “Landlord” shall mean only the landlord from time to time, except that for purposes of any provisions defending, indemnifying and holding Landlord harmless hereunder, “Landlord” shall include past, present and future landlords and their respective partners, beneficiaries, trustees, officers, directors, employees, shareholders, principals, agents, affiliates, successors and assigns, and advisors.

(F)           “Law” or “Laws” shall mean all federal, state, county and local governmental and municipal laws, statutes, ordinances, rules, regulations, codes, decrees, orders and other such requirements, applicable equitable remedies and decisions by courts in cases where such decisions are considered binding precedents in the State of Illinois, and decisions of federal courts applying the Laws of such State, at the time in question.  This Lease shall be interpreted and governed by the Laws of the State of Illinois.

(G)           “Lender” shall mean the holder of any Mortgage at the time in question, and where such Mortgage is a ground lease, such term shall refer to the ground lessor (and the term “ground lease” although not separately capitalized is intended through out this Lease to include any superior or master lease).

(H)          “Mortgage” shall mean all mortgages, deeds of trust, ground leases and other such encumbrances now or hereafter placed upon the Property or Building, or any part thereof, and all renewals, modifications, consolidations, replacements or extensions thereof, and all indebtedness now or hereafter secured thereby and all interest thereon.

(I)            “Person” shall mean an individual, trust, partnership, limited liability company, joint venture, association, corporation and any other entity.

(J)            “Premises” shall mean the area within the Building identified in Article 1 and Exhibit A.  Possession of areas necessary for utilities (including vaults and closets for the Property), services, safety and operation of the Property, including the Systems and Equipment, fire stairways, perimeter walls, space between the finished ceiling of the Premises and the slab of the floor or roof of the Property thereabove, and the use thereof together with the right to install, maintain, operate, repair and replace the Systems and Equipment, including any of the same in, through, under or above the Premises in locations that will not materially interfere with Tenant’s use of the Premises (and all such Systems and Equipment located in the Premises shall be located behind finished walls or above finished ceilings unless otherwise approved by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed), are hereby excepted and reserved by Landlord, and not demised to Tenant.

(K)          “Property” shall mean the Building, and any common or public areas or facilities, easements, corridors, lobbies, sidewalks, loading areas, driveways, landscaped areas, skywalks, parking garages and lots, and any and all other structures or facilities operated or maintained in connection with or for the benefit of the Building, and all parcels or tracts of land on which all or any portion of the Building or any of the other foregoing items are located, and any fixtures, machinery, apparatus, Systems and Equipment, furniture and other personal property located thereon or therein and used in connection therewith.

(L)           “Rent” shall have the meaning specified therefor in Article 4.

(M)         “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply light, heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life/safety systems or equipment, or any elevators, escalators or other mechanical, electrical, electronic, computer or other systems or equipment for the Property, except to the extent that any of the same serves particular tenants exclusively (and “systems and equipment” without capitalization shall refer to such of the foregoing items serving particular tenants exclusively).

(N)          “Taxes” shall mean all amounts (unless required by Landlord to be paid under Article 14) for federal, state, county, or local governmental, special district, improvement district, municipal or other political subdivision taxes, fees, levies, assessments, charges or other impositions of every kind and nature in connection with the ownership, leasing and operation of the Property, whether foreseen or unforeseen, general, special, ordinary or extraordinary (including real estate and ad valorem taxes, general and special assessments, interest on special assessments paid in installments, transit taxes, water and sewer rents, license and business license fees, use or occupancy taxes, taxes based upon the receipt of rent including gross receipts or sales taxes applicable to the receipt of rent or service or value added taxes, personal property taxes, taxes on fees for property management services, and taxes or charges for fire protection, streets, sidewalks, road maintenance, refuse or other services).  If the method of taxation of real estate prevailing at the time of execution hereof shall be, or has been, altered so as to cause the whole or any part of the Taxes now, hereafter or heretofore levied, assessed or imposed on real estate to be levied, assessed or imposed on Landlord, wholly or partially, as a capital stock levy or otherwise, or on or measured by the rents, income or gross receipts received therefrom, then such new or altered taxes attributable to the Property shall be included within the term “Taxes,” except that the same shall not include any portion of such tax attributable to other income of Landlord not relating to the Property. Tenant shall pay increased Taxes whether Taxes are increased as a result of increases in the assessment or valuation of the Property (whether based on a sale, change in ownership or refinancing of the Property or otherwise), increases in tax rates, reduction or elimination of any rollbacks or other deductions available under current law, scheduled reductions of any tax abatement, as a result of the elimination, invalidity or withdrawal of any tax abatement, or for any other cause whatsoever.  If Taxes are reduced by, or credited with, any abatement or exemption issued by a taxing authority to help finance or reimburse Landlord for costs incurred to comply with Laws or otherwise, Taxes hereunder shall be computed without regard to such abatement or exemption, except to the extent that Landlord properly includes such costs in Expenses under this Lease.  Notwithstanding the foregoing, there shall be excluded from Taxes all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Property).

(O)          “Tenant” shall be applicable to one or more Persons as the case may be, the singular shall include the plural, and if there be more than one Tenant, the obligations thereof shall be joint and several.  When used in the lower case, “tenant” shall mean any other tenant, subtenant or occupant of the Property.

(P)           “Tenant’s Share” of Taxes and Expenses shall be the percentage set forth in Article 1, but if the rentable area of the Premises or Property shall change, Tenant’s Share shall thereupon become the rentable area of the Premises divided by the rentable area of the Property, excluding any parking facilities, subject at all times to adjustment under Article 4.  Tenant acknowledges that the “rentable area of the Premises” under this Lease includes the usable area, without deduction for columns or projections, multiplied by a load or conversion factor, to reflect a share of certain areas, which may include lobbies, corridors, mechanical, utility, janitorial, boiler and service rooms, vaults and closets, restrooms, and other public, common and service areas.  Except as provided expressly to the contrary herein, the “rentable area of the Property” shall include all rentable area of all space leased or available for lease at the Property, which Landlord may reasonably re-determine from time to time, to reflect re-configurations, additions or modifications to the Property, provided, however, that the rentable area of the Property shall not be decreased as a result of any change in the methodology employed by Landlord in determining rentable areas.

ARTICLE 33:       OFFER

The submission and negotiation of this Lease shall not be deemed an offer to enter the same by Landlord (nor an option or reservation for the Premises), but the solicitation of such an offer by Tenant.  Tenant agrees that its execution of this Lease constitutes a firm offer to enter the same which may not be withdrawn for a period of fifteen (15) days after delivery to Landlord.  During such period and in reliance on the foregoing, Landlord may, at Landlord’s option, deposit any Rent, proceed with any plans, specifications, alterations or improvements, and permit Tenant to enter the Premises, but such acts shall not be deemed an acceptance of Tenant’s offer to enter this Lease, and such acceptance shall be evidenced only by Landlord signing and delivering this Lease to Tenant.

ARTICLE 34:       MISCELLANEOUS

A.            Captions and Interpretation.  The captions of the Articles and Paragraphs of this Lease, and any computer highlighting of changes from earlier drafts, are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation.  Tenant acknowledges that it has read this Lease and that it has had the opportunity to confer with counsel in negotiating this Lease; accordingly, this Lease shall be construed neither for nor against Landlord or Tenant, but shall be given a fair and reasonable interpretation in accordance with the meaning of its terms.  The neuter shall include the masculine and feminine, and the singular shall include the plural.  The term “including” shall be interpreted to mean “including, but not limited to.”

B.            Survival of Provisions.  All obligations (including indemnity, Rent and other payment obligations) or rights of either party arising during or attributable to the period prior to expiration or earlier termination of this Lease shall survive such expiration or earlier termination.

C.            Severability.  If any term or provision of this Lease or portion thereof shall be found invalid, void, illegal, or unenforceable generally or with respect to any particular party, by a court of competent jurisdiction, it shall not affect, impair or invalidate any other terms or provisions or the remaining portion thereof, or its enforceability with respect to any other party.

D.            Failure to Commence.  If the Commencement Date is delayed in accordance with Article 3 for more than one (1) year, this Lease shall thereupon be deemed terminated without further action by either party.

E.             Short Form Lease.  Neither this Lease nor any memorandum of lease or short form lease shall be recorded by Tenant, but Landlord or any Lender may elect to record a short form of this Lease, in which case Tenant shall promptly execute, acknowledge and deliver the same on a form prepared by Landlord or such Lender and reasonably acceptable to Tenant.

F.             Light, Air and Other Interests.  This Lease does not grant any legal rights to “light and air” outside the Premises nor any particular view visible from the Premises, nor any easements, licenses or other interests unless expressly contained in this Lease.

G.            Authority.  If Tenant is any form of corporation, partnership, limited liability company or partnership, association or other organization, Tenant and all Persons signing for Tenant below hereby represent that this Lease has been fully authorized and no further approvals are required, and Tenant is duly organized, in good standing and legally qualified to do business in the Premises (and has any required certificates, licenses, permits and other such items).

H.            Partnership Tenant.  If Tenant is a partnership, all current and new general partners shall be jointly and severally liable for all obligations of Tenant hereunder and as this Lease may hereafter be modified, whether such obligations accrue before or after admission of future partners or after any partners die or leave the partnership.  Tenant shall cause each new partner to sign and deliver to Landlord written confirmation of such liability, in form and content satisfactory to Landlord, but failure to do so shall not avoid such liability.

I.              Financial Statements.  Landlord has executed the Lease in reliance upon certain financial information which has been submitted by Tenant to Landlord prior to the execution of the Lease (the “Financial Information”).  Tenant shall, within ten (10) days after requested from time to time, deliver to Landlord financial statements, at least consistent in form and detail as the Financial Information, for Tenant’s and all Guarantors’ then most recent full and partial fiscal year preceding such request, certified by an independent certified public accountant or Tenant’s or such Guarantors’ chief financial officer, except, however, that if Tenant is a publicly traded company and such Financial Information is publicly available to Landlord, Tenant shall not be obligated to provide such financial statements to Landlord.  As a material inducement to Landlord to enter into this Lease, Tenant (and each party executing this Lease on behalf of Tenant individually) represents and warrants to Landlord that the Financial Information is complete, true and correct and presents a fair representation of Tenant’s financial condition at the time of signing of this Lease.

J.             Successors and Assigns; Transfer of Property.  Each of the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties’ respective heirs, executors, administrators, guardians, custodians, successors and assigns, subject to Article 13 respecting Transfers and Article 18 respecting rights of Lenders.  Subject to Article 18, if Landlord shall convey or transfer the Property or any portion thereof in which the Premises are contained to another party, such party shall thereupon be and become landlord hereunder and shall be deemed to have fully assumed all of Landlord’s obligations under this Lease accruing during such party’s ownership, including the return of any security deposit, and Landlord shall be free of all such obligations accruing from and after the date of conveyance or transfer.

K.            Limitation of Landlord’s Liability.  Tenant agrees to look solely to Landlord’s interest in the Property for the enforcement of any judgment, award, order or other remedy under or in connection with this Lease or any related agreement, instrument or document or for any other matter whatsoever relating thereto or to the Property or Premises.  Under no circumstances shall any present or future, direct or indirect, principals or investors, general or limited partners, officers, directors, shareholders, trustees, beneficiaries, participants, advisors, managers, employees, agents or affiliates of Landlord, or of any of the other foregoing parties, or any of their heirs, successors or assigns have any liability for any of the foregoing matters.

L.            Confidentiality.  Tenant shall keep the content and all copies of this Lease, related documents or amendments now or hereafter entered, and all proposals, materials, information and matters relating thereto strictly confidential, and shall not disclose, disseminate or distribute any of the same, or permit the same to occur, except to the extent reasonably required for proper business purposes by Tenant’s employees, attorneys, insurers, auditors, lenders and Transferees (and Tenant shall obligate any such parties to whom disclosure is permitted to honor the confidentiality provisions hereof), and except as may be required by Law or court proceedings.

M.           ERISA.  Tenant represents and warrants that:

(i)            Neither Tenant nor any of its “affiliates” (within the meaning of Part V(c) of Prohibited Transaction Exemption 84-14, 49 Fed. Reg. 9494 (1984), as amended (“PTE 84-14”)) has, or during the immediately preceding year has exercised the authority to:

(a)           appoint or terminate Landlord as investment manager over assets of any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) invested in, or sponsored by, Landlord; or

(b)           negotiate the terms of a management agreement (including renewals or modifications thereof) with Landlord on behalf of any such plan;

(ii)           To the best of Tenant’s knowledge, Tenant is not “related” to Landlord (as determined under in Part V(h) of PTE 84-14);

(iii)          Tenant has negotiated and determined the terms of this Lease at arm’s length, as such terms would be negotiated and determined by the Tenant with unrelated parties; and

(iv)          Tenant is not an “employee benefit plan” as defined in Section 3(3) of ERISA, a “plan” as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any such employee benefit plan or plan.

N.            Existing Sublease.  Tenant is currently an occupant of the Premises pursuant to that certain sub-sublease dated June 1, 1998 (the “Sub-sublease”), by and between Tenant and Emerald Ventures, Inc.  The Sub-sublease is scheduled to expire on July 31, 2004.  Tenant acknowledges and agrees that if the Sub-sublease or the existing lease or sublease of the Premises is terminated by Landlord as a result of a default by Tenant under the Sub-sublease, Landlord may elect to terminate this Lease.  In the event of such termination, Tenant shall not be liable for damages under Section 15.B above, but Tenant shall reimburse Landlord for all costs and expenses incurred in connection with this Lease, including brokerage commissions.

O.            Force Majeure.  Neither party shall be liable for any delay or failure to perform its nonmonetary obligations hereunder due to (and the time for performance of any covenant shall be deemed extended by the time last due to) any causes beyond its reasonable control, including, without limitation, fire, accident, act of the public enemy, war, rebellion, insurrection, sabotage, transportation delay, labor dispute, shortages of material, labor, energy or machinery, or act of God, act of government or the judiciary.

ARTICLE 35:       ENTIRE AGREEMENT

This Lease, together with the Riders, Exhibits and other documents listed in Article 1 (WHICH COLLECTIVELY ARE HEREBY INCORPORATED WHERE REFERRED TO HEREIN AND MADE A PART HEREOF AS THOUGH FULLY SET FORTH), contains all the terms and provisions between Landlord and Tenant relating to the matters set forth herein and no prior or contemporaneous agreement or understanding pertaining to the same shall be of any force or effect, except any such contemporaneous agreement specifically referring to and modifying this Lease, signed by both parties.  Without limitation as to the generality of the foregoing, Tenant hereby acknowledges and agrees that Landlord’s leasing agents and field personnel are only authorized to show the Premises and negotiate terms and conditions for leases subject to Landlord’s final approval, and are not authorized to make any agreements, representations, understandings or obligations, binding upon Landlord, respecting the condition of the Premises or Property, suitability of the same for Tenant’s business, the current or future amount of Taxes or Expenses or any component thereof, the amount of rent or other terms applicable under other leases at the Property, whether Landlord is furnishing the same utilities or services to other tenants at all, on the same level or on the same basis, or any other matter, and no such agreements, representations, understandings or obligations not expressly contained herein or in such contemporaneous agreement shall be of any force or effect.  TENANT HAS RELIED ON TENANT’S INSPECTIONS AND DUE DILIGENCE IN ENTERING THIS LEASE, AND NOT ON ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE HABITABILITY, CONDITION OR SUITABILITY OF THE PREMISES OR PROPERTY FOR ANY PARTICULAR PURPOSE OR ANY OTHER MATTER NOT EXPRESSLY CONTAINED HEREIN.  Neither this Lease, nor any Riders or Exhibits referred to above may be modified, except in writing signed by both parties.

ARTICLE 36:       RIGHT TO TERMINATE

Landlord and Tenant shall each have the option, to be exercised as hereinafter provided, to terminate the term of this Lease effective as of July 31, 2009 (the “Termination Date”).  Such option shall be exercised, if at all, time being of the essence, by written notice given by Landlord or Tenant to the other party (“Termination Notice”) no later than November 1, 2008; provided, however, that notwithstanding the foregoing, if Landlord delivers its Termination Notice to Tenant, Landlord shall have the right to rescind such Termination Notice by written notice (the “Rescission Notice”) given to Tenant no later than December 31, 2008.  If Landlord timely delivers such Rescission Notice to Tenant, Landlord’s Termination Notice shall be of no further force or effect; provided that if Landlord shall deliver the Rescission Notice, Tenant shall have an additional thirty (30) days after receipt thereof to deliver a Termination Notice.  Tenant may not, unless Landlord otherwise agrees, exercise its option to terminate this Lease pursuant to this Section 36 at any time at which a Default by Tenant exists under this Lease, and no such termination shall be effective if such Default exists unless Landlord otherwise agrees.  Any notice of exercise of Landlord’s or Tenant’s option to terminate the term of this Lease pursuant to this Section 36 shall be irrevocable by the exercising party once given.  If either Landlord or Tenant so exercises its option to terminate the term of this Lease then effective as of the Termination Date, this Lease shall be deemed to have expired by lapse of time, and Tenant shall return the Premises to Landlord on the Termination Date in accordance with the requirements of this Lease.  All obligations of Tenant which accrue under this Lease on or before the Termination Date shall survive such termination.

ARTICLE 37:       RIGHT TO EXTEND

A.            Option Period.  Provided that this Lease is then in full force and effect, that Tenant is not then in Default under this Lease, and that Tenant, or an Affiliate is then occupying 80% or more of the Premises having been leased to the Tenant in the Building, Landlord hereby grants to Tenant an option to extend the term of this Lease, on the same terms and conditions set forth in the Lease, except that Tenant shall have no further right to extend and except as set forth below, for one (1) additional five (5) year term (the “Option Period”). The option to extend shall be exercised, if at all, by written notice (“Option Notice”) to Landlord given not later than November 1, 2013, time being of the essence.  Once the Option Notice is given, Tenant’s exercise of such option shall be irrevocable.  If the option hereby granted is not so exercised, Tenant shall have no further right to extend the term of this Lease.  The Base Rent during the Option Period shall be the Market Rate of Base Rent (as hereinafter defined and determined).  Landlord shall have no obligation to make improvements, decorations, repairs, alterations or additions to the Premises as a condition to Tenant’s obligation to pay rent for the Option Period.

B.            Market Rate of Base Rent.  As used in this Lease, the term “Market Rate of Base Rent” shall mean the then prevailing annual rental rate per square foot of rentable area of space in the Chicago Central Business District (the “Market Area”), for lease renewals of comparable area and location to the space for which the Market Rate of Base Rent is being determined and being renewed for a duration comparable to the period for which such space is to be leased for periods commencing on or about the commencement of the term of such space. The Market Rate of Base Rent shall be determined by first taking into consideration comparable fact situations in the Building, and if there are no comparable facts situations in the Building, then taking into consideration comparable facts situations in comparable buildings in the Market Area.  In determining the Market Rate of Base Rent, the following shall be taken into consideration: use, location and floor level within the applicable building, the tenant improvements already in the space for which the Market Rate of Base Rent is being determined, the location, quality, age and reputation of the building, the definition of rentable area or net rentable area, as the case may be, with respect to which such rental rates are computed, leasehold improvements being provided (if any), rental concessions, abatements or other monetary inducements (if any), the term of the renewal under consideration and the extent of services provided thereunder, the extent of the amenities offered at such building, applicable distinctions between “gross” leases and “net” leases, base year figures (if any) for escalation purposes and other adjustments (including by way of indexes) to base rental (if any); and may take into consideration any other relevant term or condition in making such evaluation.

C.            Arbitration.  Landlord shall notify Tenant of Landlord’s determination of the Market Rate of Base Rent within thirty (30) days after receipt of Tenant’s Option Notice, but no sooner than November 1, 2013.  If Tenant disagrees with Landlord’s determination of the Market Rate of Base Rent, Tenant shall notify Landlord of such disagreement within ten (10) days after receipt of Landlord’s determination of the Market Rate of Base Rent.  If Tenant fails to so notify Landlord of Tenant’s disagreement within the required time period, Landlord’s determination of the Market Rate of Base Rent shall be binding on Tenant.  If Tenant so notifies Landlord that Landlord’s determination of the Market Rate of Base Rent is not acceptable to Tenant, Landlord and Tenant shall, during the thirty (30) day period after Tenant’s notice, attempt to agree on the Market Rate of Base Rent.  If Landlord and Tenant are unable to agree, Tenant shall either (i) accept Landlord’s determination of the Market Rate of Base Rent or (ii) submit the determination to binding arbitration as provided below.  If Tenant fails to so notify

Landlord of Tenant’s election under the preceding sentence within five (5) business days after expiration of said thirty (30) day period, Tenant shall be deemed to have elected to submit the determination to binding arbitration.  If Tenant elects to submit to arbitration the determination of the Market Rate of Base Rent, Landlord and Tenant shall select an expert within fifteen (15) days after Tenant’s election to arbitrate.  Such expert shall be actively engaged in and have a minimum of ten (10) years experience in leasing similar office real estate and be familiar with similar office buildings in Chicago, Illinois.  If Landlord and Tenant are unable to agree upon an expert within said fifteen (15) day period, then Landlord and Tenant shall each select an expert within five (5) days after the expiration of said fifteen (15) day period.  Each such expert shall meet the same qualifications.  If two (2) experts are so selected, then both experts so selected shall within fifteen (15) days after their selection select a third expert who shall also meet the same qualifications.  After selection of the expert or experts, as the case may be, each of Landlord and Tenant shall submit to the expert or experts their respective determination of the Market Rate of Base Rent.  The expert or experts, as the case may be, so selected shall within fifteen (15) days after selection determine which of Landlord’s or Tenant’s determination reflects, in such expert or experts, as the case may be, opinion the Market Rate of Base Rent.  The expert or experts, as the case may be, shall only be permitted to select either Landlord or Tenant’s determination and shall not be permitted to determine a different Market Rate of Base Rent.  The determination of the Market Rate of Base Rent by such expert or experts shall be binding upon Landlord and Tenant.  If one (1) expert is selected, Landlord and Tenant shall share equally the costs of such expert.  If three (3) experts are selected, Landlord and Tenant shall each pay for the services of its expert and shall share equally the costs of the third expert.

[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Lease as of the date first set forth above.

LANDLORD:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation

By:
Name:
Title:

TENANT:

LKQ CORPORATION, a Delaware corporation

By:
Name:
Title: